UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934
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Chuy’s Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
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June 10, 2020
Dear Chuy’s Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Chuy’s Holdings, Inc. The meeting will be held on Thursday, July 30, 2020, beginning at 9:00 a.m. at the Chuy’s headquarters located at 1623 Toomey Rd., Austin, TX 78704.
Information about the meeting and details concerning the matters to be acted upon at the meeting are described in the following notice of Annual Meeting and proxy statement. We hope that you will plan to attend the Annual Meeting.
It is important that your shares be represented. Whether or not you plan to attend the meeting, please vote using the procedures described on the notice of internet availability of proxy materials or on the proxy card or sign, date and promptly return a proxy card in the provided pre-addressed, postage-paid envelope.
We look forward to seeing you at the meeting on July 30th.
Sincerely,
Steve Hislop
Chairman, President and Chief Executive Officer

CHUY’S HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on July 30, 2020

The 2020 Annual Meeting of Stockholders of Chuy’s Holdings, Inc. (the “Company”) will be held on July 30, 2020, beginning at 9:00 a.m. at the Chuy’s headquarters located at 1623 Toomey Rd., Austin, TX 78704. The meeting will be held for the following purposes:

1.	to elect two directors to serve until the 2023 Annual Meeting of Stockholders, each for a term of three years;

2.	to approve, on an advisory basis, the compensation of our named executive officers;

3.	to approve the Chuy’s Holdings, Inc. 2020 Omnibus Incentive Plan;

4.	to ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2020; and

5.	to transact such other business as may properly come before the meeting.
Information concerning the matters to be voted upon at the meeting is set forth in the accompanying proxy statement. We have also made available the Company’s 2019 Annual Report. Holders of record of the Company’s common stock as of the close of business on June 2, 2020 are entitled to notice of, and to vote at, the meeting.
Your vote is very important. Whether or not you plan to attend the meeting, please vote using the procedures described on the notice of internet availability of proxy materials or on the proxy card or sign, date and promptly return a proxy card in the provided pre-addressed, postage-paid envelope.
The health and well-being of our stockholders and employees is of primary importance to us. Accordingly, we are planning for the possibility that the meeting may be held solely by means of remote communication or rescheduled due to health, transportation and other logistical issues arising from the coronavirus (COVID-19) pandemic. In the event that it is not possible or advisable to hold the meeting in person or as scheduled, we will announce by press release, as promptly as practicable, alternative arrangements for the meeting, including the logistical details of any "virtual" or "hybrid" meeting.
By Order of the Board of Directors,
Tim Larson
General Counsel and Secretary
Austin, Texas
June 10, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 30, 2020.

The Company’s Notice of Annual Meeting, Proxy Statement and 2019 Annual Report to Stockholders are available on the internet at www.proxyvote.com.

-i-

Chuy’s Holdings, Inc.
1623 Toomey Road
Austin, Texas 78704

PROXY STATEMENT

This proxy statement provides information in connection with the solicitation of proxies by the board of directors of Chuy’s Holdings, Inc. (the “Company”) for use at the Company’s 2020 Annual Meeting of Stockholders or any postponement or adjournment thereof (the “Annual Meeting”) to be held on Thursday, July 30, 2020, beginning at 9:00 a.m. at the Chuy’s headquarters located at 1623 Toomey Rd., Austin, TX 78704. This proxy statement also provides information you will need in order to consider and act upon the matters specified in the accompanying notice of Annual Meeting. A Notice of Internet Availability of Proxy Materials (the “Notice”) and this proxy statement and proxy card, are being mailed to stockholders on or about June 12, 2020.
Record holders of the Company’s common stock as of the close of business on June 2, 2020 are entitled to vote at the Annual Meeting. Each record holder of common stock on that date is entitled to one vote at the Annual Meeting for each share of common stock held. As of June 2, 2020, there were 16,644,412 shares of common stock outstanding.
You cannot vote your shares unless you are present at the Annual Meeting or you have previously given your proxy. You can vote by proxy in one of three ways:

•	by internet: visit the website shown on your Notice or proxy card and follow the instructions; or

•	by telephone: dial the toll-free number shown on your proxy card and follow the instructions; or

•	in writing: sign, date, and return a proxy card in the provided pre-addressed, postage-paid envelope.
You may revoke your proxy at any time prior to the vote at the Annual Meeting by:

•	delivering a written notice revoking your proxy to the Company’s Secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the Annual Meeting.
Unless revoked as described above, all properly executed proxies, will be voted at the Annual Meeting in accordance with your directions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by your proxy will be voted:

•	FOR the election of the two nominees to serve as directors until the 2023 Annual Meeting of Stockholders;

•	FOR the approval of the compensation of our named executive officers;

•	FOR the approval of the Chuy’s Holdings, Inc. 2020 Omnibus Incentive Plan;

•	FOR the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2020; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the Annual Meeting.

If you own shares of common stock held in “street name” and you do not instruct your broker how to vote your shares using the instructions your broker provides you, your shares will be voted in the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2020, but not for any other proposal. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.
Holders of a majority of the outstanding shares of the Company’s common stock must be present, either in person or by proxy, to constitute a quorum necessary to conduct the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum and are considered present and entitled to vote.
The following table sets forth the voting requirements, whether broker discretionary voting is allowed and the treatment of abstentions and broker non-votes for each of the matters to be voted on at the Annual Meeting.

Proposal	Vote Necessary to Approve Proposal	Broker Discretionary Voting Allowed?	Treatment of Abstentions and Broker Non-Votes
No. 1 - Election of directors	Plurality (that is, the largest number) of the votes cast	No	Abstentions and broker non-votes are not considered votes cast and will have no effect
No. 2 - Approval of the compensation of our named executive officers, as disclosed in this proxy statement	Affirmative vote of the majority of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the matter	No	Abstentions will have the effect of a vote cast against the matter and broker non-votes are not considered votes cast
No. 3 - Approval of the Chuy’s Holdings, Inc. 2020 Omnibus Incentive Plan	Affirmative vote of the majority of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the matter	No	Abstentions will have the effect of a vote cast against the matter and broker non-votes are not considered votes cast
No. 4 - Ratification of the appointment of RSM US LLP	Affirmative vote of the majority of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the matter	Yes	Abstentions will have the effect of a vote cast against the matter
Attendance at the Annual Meeting will be limited to stockholders of record and beneficial owners who provide proof of beneficial ownership as of the record date (such as an account statement, a copy of the voting instruction card provided by a broker, bank, trustee, or nominee, or other similar evidence of ownership).
The Company pays the costs of soliciting proxies. We have engaged Georgeson, Inc. to serve as our proxy solicitor for the Annual Meeting at a base fee of $8,500 plus reimbursement of reasonable expenses. Georgeson will provide advice relating to the content of solicitation materials, solicit banks, brokers, institutional investors, and hedge funds to determine voting instructions, monitor voting, and deliver executed proxies to our voting tabulator. Our employees also may solicit proxies by telephone or in person. However, they will not receive additional compensation for soliciting proxies. The Company may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of these proxy materials to the beneficial holders and to request instructions for the execution of proxies. The Company may reimburse these persons for their related expenses. Proxies are solicited to provide all record holders of the Company’s common stock an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person.

The health and well-being of our stockholders and employees is of primary importance to us. Accordingly, we are planning for the possibility that the meeting may be held solely by means of remote communication or rescheduled due to health, transportation and other logistical issues arising from the coronavirus (COVID-19) pandemic. In the event that it is not possible or advisable to hold the meeting in person or as scheduled, we will announce by press release, as promptly as practicable, alternative arrangements for the meeting, including the logistical details of any "virtual" or "hybrid" meeting.

PROPOSAL 1 –
ELECTION OF DIRECTORS
At the Annual Meeting, two directors will be elected to serve three-year terms expiring at our Annual Meeting of Stockholders in 2023. This section contains information relating to the two director nominees and the directors whose terms of office continue after the Annual Meeting. The director nominees were selected by the Nominating and Corporate Governance Committee and approved by the board of directors for submission to the stockholders. The nominees for election are Messrs. Hislop and Howie. Both currently serve as directors.
The board of directors recommends a vote “FOR” the election of each of the nominees.
Nominees to be elected for terms expiring at the Annual Meeting in 2023
Steve Hislop, age 60, has served as President, Chief Executive Officer and a member of our board of directors since July 2007 and chairman of the board since May 2018. From July 2006 through June 2007, Steve was President and Chief Executive Officer of Sam Seltzer Steak House. Prior to that, Steve served as the Concept President and a member of the board of directors of O’Charley’s Restaurants, where he helped grow the business from 12 restaurants to a multi-concept company with 347 restaurants. Steve currently serves on the board of directors of Not Your Average Joe's, Inc. and Silver Diner, Inc., which are privately held companies. The board concluded that Steve should serve as a director based upon his operational expertise, knowledge of the restaurant industry and leadership experience.
Jon Howie, age 52, has served as our Chief Financial Officer since August 2011, as our Vice President since April 2013 and as a member of the board since May 2018. From March 2007 to July 2011, Jon served as the Chief Financial Officer of Del Frisco’s Restaurant Group, LLC. Prior to that, he served for five years as Controller and was then promoted to Chief Accounting Officer of the Lone Star Steakhouse & Saloon, Inc. Jon is a certified public accountant and prior to joining Lone Star Steakhouse & Saloon, Inc. was employed as an Audit Senior Manager with Grant Thornton, LLP for one year and served at Ernst & Young LLP for 10 years where he held various audit positions of increasing responsibilities, including Audit Senior Manager. At Grant Thornton and Ernst & Young, he served as an accounting and business advisor to both private and public companies and advised a number of these companies in conjunction with their initial and secondary public offerings. The board concluded that Jon should serve as a director based upon his knowledge of the restaurant industry and our Company and his financial and leadership experience.
Current directors whose terms expire at the Annual Meeting in 2021
Starlette Johnson, age 57, has served as a member of our board since September 2012. Since February 2019, Starlette has served as the President and as a director of Lucky Strike Entertainment, a privately held company that provides bowling, food and other entertainment. Since 2012, Starlette has also served as an independent consultant to private equity funds, and to companies in the restaurant and hospitality industries. From October 2015 to October 2016, Starlette served as President and Chief Executive Officer of Twin Restaurant Holdings. Additionally, she served as President and Chief Operating Officer, as well as a director, of Dave & Buster’s, Inc. from 2007 to 2010. Starlette joined Dave & Buster’s as Chief Strategic Officer in 2006. Prior to joining Dave & Buster’s, Starlette worked at Brinker International, where she held positions of increasing responsibility, including serving as the Executive Vice President and Chief Strategic Officer. Starlette served as a member of the board of directors for Tuesday Morning, Inc. from 2008 to 2013, during which time she served on the audit committee and the nominating/governance committee. Starlette also served on the board of Bojangle’s (NASDAQ: BOJA) from March 2016 to February 2019 during which time she served as chair of the audit committee. Since 2015, she has also served as the chairman of the board for SusieCakes, LLC, a privately held bakery. In addition, Starlette is a member of the advisory board for the Hospitality & Tourism Program at Virginia Tech and serves on the Pamplin College of Business Cabinet at Virginia Tech. Starlette received a B.S. in Finance from Virginia Tech and an M.B.A. from The Fuqua School of Business at Duke University. The board concluded that Starlette should serve as a director based upon her experience as an executive and board member and her knowledge of the restaurant industry and leadership experience.

Randall M. DeWitt, age 61, has served as a member of our board since October 2016. Randall is a well-known restaurant executive with over 25 years of restaurant experience. Randall is the Founder and has been the Chief Executive Officer of Front Burner Restaurants since 1994. Front Burner currently has eight different concepts and is known for developing innovative restaurant concepts that span the fast casual, casual and upscale casual dining segments. Front Burner operates, among others, Whiskey Cake, Sixty Vines, Mexican Sugar, and The Ranch at Las Colinas. Prior to founding Front Burner, Randall worked for ten years in commercial real estate development and sales. The board concluded that Randall should serve as a director based on his operational and business development experience within the restaurant industry.
Current directors whose terms expire at the Annual Meeting in 2022
Saed Mohseni, age 58, has served as a member of our board since September 2012 and has served as our lead independent director since May 2018. Saed served as the President and Chief Executive Officer and a director of Bob Evans Farms, Inc. from January 2016 until May 2017. In May 2017, he became the Chief Executive Officer of Bob Evans Restaurants LLC. Saed has more than 30 years of management experience in the restaurant industry. Prior to joining Bob Evans Farms, he served as director, President and Chief Executive Officer of Bravo Brio Restaurant Group, Inc., the parent company of BRAVO! Cucina Italiana, Bon Vie Bistro, and BRIO Tuscan Grille restaurant chains, from 2007 to 2015. He assumed the additional role of President in 2009 and led the company through the IPO process in 2010. Prior to joining Bravo Brio, Saed worked at McCormick & Schmick for 21 years, where he held positions of increasing responsibility, including serving as a director from 2004 to 2007 and as Chief Executive Officer from 2000 to 2007 and led the company through the IPO process in 2004. Saed attended Portland State University and Oregon State University. The board concluded that Saed should serve as a director based upon his experience as an executive and board member and his knowledge of the restaurant industry.
Ira Zecher, age 67, has served as a member of our board since June 2011. Ira has been a Managing Member of ILZ, LLC, an accounting consulting firm since 2010. He previously served as a director, audit committee chairman and nominating and corporate governance committee member of the board of The Habit Restaurants, Inc. from August 2014 to March 2020 and as a director, audit committee chairman and compensation committee member of the board of Norcraft Companies, Inc. from October 2013 to May 2015. Prior to joining the Chuy’s board, Mr. Zecher was with Ernst & Young LLP, a registered public accounting firm, for over 36 years until his retirement as a Partner in 2010. From 1986 to 2010, he served as a Senior Transaction Advisory Services Partner and Far East Private Equity Leader for Ernst & Young, where he advised clients on mergers and acquisitions across a broad range of industries. Prior to joining the transaction advisory services group, Ira provided accounting, audit and business-advisory services to both public and private clients. He received his Bachelor's degree from Queens College of the City of New York. He is also a certified public accountant, a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. He also completed the Executive Program of the Kellogg School of Management at Northwestern University. From 2010 to 2013, he taught in the Graduate Accounting program at Rutgers, the State University of New Jersey. The board concluded that Ira should serve as a director based upon his extensive professional accounting and financial expertise, which allow him to provide key contributions to the board on financial, accounting, corporate governance and strategic matters.

PROPOSAL 2 –
ADVISORY VOTE TO APPROVE THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are submitting the compensation of our named executive officers as disclosed in this proxy statement to our stockholders for an advisory vote.
As described below under the heading “Executive Compensation,” we seek to provide compensation to each named executive officer that is designed to attract, motivate and retain our executive officers. Our compensation program is designed to reward both individual and company performance, while aligning the financial interests of each named executive officer with the interests of our stockholders. The compensation committee sets compensation for each named executive officer at a level it believes is appropriate considering each named executive officer’s annual review, level of responsibility, awards and compensation paid in the past year and progress toward or attainment of previously set personal and corporate goals and objectives.
The vote on this proposal is not intended to address any specific element of compensation. Rather, the vote relates to the overall compensation of our named executive officers, as described under the heading “Executive Compensation” in this proxy statement. We are asking our stockholders to approve the following advisory resolution at our Annual Meeting:
“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
The vote is advisory and is not binding on the Company, our board of directors or the compensation committee. However, the compensation committee expects to consider the outcome of this advisory vote in evaluating whether any actions are appropriate with respect to our compensation program for our executive officers.
The board of directors recommends a vote “FOR” the approval of the compensation of our named executive officers.

PROPOSAL 3 –
APPROVAL OF THE CHUY’S HOLDINGS, INC.
2020 OMNIBUS INCENTIVE PLAN
We are asking our stockholders to approve the new Chuy’s Holdings, Inc. 2020 Omnibus Incentive Plan (the “2020 Plan”). On May 22, 2020, the board approved the 2020 Plan, subject to approval by our stockholders at the Annual Meeting. The adoption of the 2020 Plan is necessary to allow us to continue to make our customary annual long-term incentive awards and other equity awards to attract, retain and motivate our officers, key employees and directors and to continue to link the interests of participants to those of the Company’s stockholders. If approved by our stockholders, the 2020 Plan would replace the Chuy’s Holdings, Inc. 2012 Omnibus Equity Incentive Plan (the “Prior Plan”) for all future equity grants, and we would no longer issue awards under the Prior Plan. Awards previously granted under the Prior Plan would be unaffected by the adoption of the 2020 Plan, and they would remain outstanding under the terms pursuant to which they were previously granted. If our stockholders do not approve the 2020 Plan, the Prior Plan will remain in effect in its current form until the earlier of its expiration, its termination by the Board or the date on which the remaining shares available for issuance thereunder are depleted, following which date we will no longer have an equity-based compensation plan pursuant to which we may issue long-term incentive awards. As of June 2, 2020, the closing price per share of the common stock was $15.99.
Key Aspects of the 2020 Plan

Proposed Share Reserve:
The number of shares of our common stock that will be reserved for issuance pursuant to the 2020 Plan will not exceed the sum of 1,119,527, which consists of 69,527 shares remaining for issuance under the Prior Plan and 1,050,000 additional shares.

Minimum Vesting:
The 2020 Plan includes a minimum vesting period for all awards granted thereunder of one year from the date of grant, subject to certain limited exceptions (including an exception for up to 5% of the shares reserved for issuance under the 2020 Plan).

No “Liberal” Share Recycling:
Under the 2020 Plan, any shares withheld from any award to cover taxes or any exercise price, and any shares tendered to exercise outstanding options or repurchased by the Company using option exercise price proceeds, will not be again be available for issuance thereunder.

No Dividends or Dividend Equivalents Paid on Unvested Awards:
To the extent that any award under the 2020 Plan contains a right to receive dividends or dividend equivalents while such award remains unvested, such dividends or dividend equivalents will be accumulated and paid once and to the extent that the underlying award vests.

Non-Employee Director Limit:	The 2020 Plan contains an annual limit of $320,000 on the cash and equity compensation that may be paid or awarded to a non-employee director in any fiscal year.

No Repricing of Options or Stock Appreciation Rights:	The 2020 Plan prohibits the repricing of stock options and stock appreciation rights and cash buyouts of underwater options and stock appreciation rights without stockholder approval.

Plan Term:
If approved by our stockholders at the Annual Meeting, the 2020 Plan will expire on July 30, 2030, unless earlier terminated by the Board, but awards granted prior to such date may extend beyond that date.

Clawback Provisions:	Awards granted under the 2020 Plan are subject to any compensation recoupment policy adopted by the Company from time to time.

Description of the 2020 Plan
The principal purposes of the 2020 Plan are to: (a) encourage profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives; (b) to give participants an incentive for excellence in individual performance; (c) to promote teamwork among participants; and (d) to give the Company a significant advantage in attracting and retaining key employees, directors, and consultants. To accomplish such purposes, the 2020 Plan provides that the Company may grant options, stock appreciation rights, restricted shares, restricted stock units, performance-based awards (including performance-based restricted shares and restricted stock units), other share-based awards, other cash-based awards, or any combination of the foregoing. When considering new grants of share-based or option-based awards, we intend to take into account previous grants of such awards. A summary of the material provisions of the 2020 Plan is set forth below. This summary is qualified by reference to the full text of the 2020 Plan, which has been included as Appendix A to this proxy statement and is incorporated by reference herein.
Administration. The 2020 Plan will be administered by the Board or the Compensation Committee of the Board (the “Committee”) (referred to below as the plan administrator). The plan administrator has the power to determine the terms of the awards granted under the 2020 Plan, including the exercise price and the exercisability of the awards. The plan administrator also has full power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the 2020 Plan.
Eligible Participants. Certain employees, non-employee directors and consultants are eligible to be granted awards under the 2020 Plan, other than incentive stock options, which may be granted only to employees. As of June 2, 2020, there were approximately 5,100 employees, four non-employee directors and zero consultants who would potentially be eligible to receive awards under the 2020 Plan. Typically, the compensation committee only grants awards to non-employee directors and employees that are general managers or above, which as of June 2, 2020 consisted of approximately 150 employees.
Shares Available for Awards; Award Limits. The number of shares of our common stock reserved for issuance under the 2020 Plan is 1,119,527, which consists of 69,527 shares remaining for issuance under the Prior Plan and 1,050,000 additional shares. A maximum of 1,119,527 shares may be issued under the 2020 Plan pursuant to incentive stock options. The number of shares issued or reserved pursuant to the 2020 Plan will be adjusted by the plan administrator, as they deem appropriate and equitable, as a result of stock splits, stock dividends, and similar changes in our common stock. The maximum number of shares subject to awards granted during any fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year will not exceed $320,000 in total value (calculating the value of any such awards based on the grant date fair market value of such awards for financial reporting purposes).
Any shares of common stock subject to an award under the 2020 Plan that, after the effective date thereof, are forfeited, canceled, settled or otherwise terminated without a distribution of shares of common stock to a participant will thereafter be deemed to be available for awards. However, none of the following will be added back to the shares authorized for grant under the 2020 Plan: (i) shares otherwise issuable or issued in respect of, or as part of, any award withheld to cover taxes or any applicable exercise price, (ii) shares subject to share-settled stock appreciation rights or options that are exercised, (iii) shares tendered to exercise outstanding options or other awards or to cover applicable taxes on such awards, or (iv) shares repurchased by the Company using option exercise proceeds.
Adjustments. If there is any change in the Company’s capitalization resulting from a merger, consolidation, reclassification, or other corporate transaction, a stock split, reorganization, or other change in corporate structure, the plan administrator will adjust the number and kind of shares of stock or other securities permitted to be delivered under the 2020 Plan, adjust the terms of outstanding awards, including the number and kind of shares of stock or other securities subject to outstanding awards, in each case as and to the extent the plan administrator determines an adjustment to be appropriate and equitable, to prevent dilution or enlargement of rights.

Minimum Vesting Requirement. Except in the case of substitute awards, awards granted under the 2020 Plan will be subject to a minimum vesting period of one year from the date of grant. Notwithstanding the foregoing, the plan administrator may provide that the vesting of an award will accelerate in the event of a participant’s death, disability, or the occurrence of a change in control, and the plan administrator may grant awards covering 5% of the shares reserved for issuance under the 2020 Plan without regard to the minimum vesting provision. The vesting of any unvested awards granted to non-employee directors will be deemed to satisfy the one-year minimum vesting provision if the awards vest on the earlier of the one-year anniversary of the date of grant and the next regular annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting.
Stock Options. Under the 2020 Plan, the plan administrator may grant participants incentive stock options, which qualify for special tax treatment in the United States, as well as non-qualified stock options. The plan administrator will establish the duration of each option at the time it is granted, with a maximum duration of 10 years (or in the case of incentive stock options issued to a ten percent (10%) stockholder within the meaning of Section 422(b)(6) of the Internal Revenue Code, five years) from the date such option is granted, and may also establish vesting performance requirements that must be met prior to the exercise of options. Stock option grants must have an exercise price that is equal to or greater than the fair market value (or in the case of incentive stock options issued to a ten percent (10%) stockholder within the meaning of Section 422(b)(6) of the Internal Revenue Code, 110% of the fair market value) of our common stock on the date of grant. Stock option grants may include provisions that permit the option holder to exercise all or part of the holder’s vested options, or to satisfy withholding tax liabilities, by tendering shares of our common stock already owned by the option holder with a fair market value equal to the exercise price. Dividends may not be paid on awards of stock options under the 2020 Plan. Unless otherwise directed by a participant in writing, each vested and unexercised option held by a participant who is actively in service with the Company will automatically be exercised on the last business day before such option expires, so long as the per-share exercise price of the option is less than the fair market value of a share on that date.
Stock Appreciation Rights. The plan administrator may also grant stock appreciation rights, which will be exercisable at the times determined by the plan administrator. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash and shares (as determined by the plan administrator) equal in value to the excess of the fair market value of the common stock covered by the stock appreciation rights over the exercise price of the right. Unless otherwise directed by a participant in writing, each vested and unexercised stock appreciation right held by a participant who is actively in service with the Company will automatically be exercised on the last business day before such stock appreciation right expires, so long as the per-share exercise price of the stock appreciation right is less than the fair market value of a share on that date.
Restricted Shares. The plan administrator may also grant restricted shares, which are awards of our shares of common stock that vest in accordance with the terms and conditions established by the plan administrator. A participant holding restricted shares will generally have the rights of a stockholder with respect to such shares; however, the plan administrator will determine in the award agreement whether the participant will be entitled receive dividends on such shares.
Restricted Stock Units. Restricted stock units represent the right to receive shares of common stock at a specified date in the future, subject to forfeiture of such right. If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit grant, we must deliver to the holder of the restricted stock unit, unrestricted shares of our common stock, which will be freely transferable. A participant holding restricted stock units will have no voting rights with respect thereto. The plan administrator will determine in the award agreement whether the participant will be entitled to receive dividend equivalents on such restricted stock units.
Performance-Based Awards. Performance-based awards are denominated in shares, stock units, or cash, and are linked to the satisfaction of performance criteria established by the plan administrator. The performance-based criteria applicable to such awards shall be determined by in accordance with generally accepted accounting principles, as applicable, and shall be subject to certification by the plan administrator and may include, but are not limited to, any of the following: earnings before or after taxes; earnings before or after interest, depreciation, amortization, adjusted

EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); pre-tax income or after-tax income; earnings per share (basic or diluted); operating profit; revenue, revenue growth or rate of revenue growth; return on assets (gross or net), return on investment, return on capital, or return on equity; returns on sales or revenues; operating expenses; share price appreciation; cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital; implementation or completion of critical projects or processes; cumulative earnings per share growth; operating margin or profit margin; cost targets, reductions and savings productivity and efficiencies; strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction; employee satisfaction; human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures, and similar transactions and budget comparisons; personal professional objectives, including, without limitation, any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and any combination of, or a specified increase in, any of the foregoing.
Other Awards. In addition to the awards described above, the plan administrator may grant other incentives payable in cash or shares under the 2020 Plan as it deems consistent with the terms of the 2020 Plan and subject to such other terms and conditions as it deems appropriate.
Dividends and Dividend Equivalents. To the extent that any award under the 2020 Plan contains a right to receive dividends or dividend equivalents while such award remains unvested, notwithstanding anything in the 2020 Plan to the contrary, such dividends or dividend equivalents will be accumulated and paid once and to the extent that the underlying award vests.
Beneficiary Designation. Each participant may, from time to time, name any beneficiary or beneficiaries to whom any benefit under the 2020 Plan is to be paid in case the participant should die before receiving any or all of his or her Plan benefits.
Change in Control Provisions. Unless otherwise provided in an award agreement, in the event that (i) a change in control occurs and any awards are continued, assumed or substituted for an economically equivalent award in connection with such change in control transaction; and (ii) the participant’s employment or service is terminated by the Company or its successor or affiliate thereof without cause on or after the effective date of the change in control but prior to twenty-four (24) months following the change in control, then as of the date of such termination: any unvested or unexercisable portion of any such award carrying a right to exercise will become fully vested and exercisable; and the restrictions and forfeiture conditions applicable to such award will lapse and such awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at the target level.
With respect to any outstanding awards that are not continued, assumed or substituted for an economically equivalent award in connection with a change in control transaction, then as of the date of such change in control, any unvested or unexercisable portion of any such award carrying a right to exercise will become fully vested and exercisable; and any restrictions and forfeiture conditions applicable to any such awards will lapse and such awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at the target level.
Amendment and Termination. The Board or the Committee may alter, amend, modify, or terminate the 2020 Plan at any time; provided that the approval of our stockholders will be obtained for any amendment to the 2020 Plan that requires stockholder approval under the rules of the stock exchange on which our shares of common stock are then listed or in accordance with other applicable law. In addition, without stockholder approval, to the extent required by the rules of the stock exchange(s) on which the shares are traded, except as otherwise permitted under the “equitable adjustments” provisions of the 2020 Plan, (i) no amendment or modification may reduce the exercise price of any stock option or stock appreciation right, (ii) the plan administrator may not cancel any outstanding stock option or stock appreciation right and replace it with a new option or stock appreciation right, another award or cash and (iii) the plan administrator may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable stock exchange(s). No modification of an award will, without the prior written consent of the participant, impair the rights of a participant under the 2020 Plan.
Section 409A. We intend for awards granted under the 2020 Plan to be designed, granted, and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code.
New Plan Benefits
Future awards under the 2020 Plan will be made at the discretion of the plan administrator based on such factors as the plan administrator deems relevant at the time the awards are made. Accordingly, awards that may be granted under the 2020 Plan are not determinable at this time.
Summary of Federal Income Tax Consequences
The following is a brief description of the federal income tax treatment that generally applies to Plan awards. The description is based on current federal tax laws, rules and regulations, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the 2020 Plan. A participant may also be subject to state, local and foreign taxes.
Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the excess, if any, of the then fair market value of the stock acquired over the exercise price for those shares, and the Company will generally be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.
Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant if the participant was continuously employed by the Company or an affiliate from the date of the grant of the option until the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled). The excess, if any, of the fair market value of the stock at the time of the exercise over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised.
If the participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the participant, then, upon disposition of such stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and the Company will not be entitled to a corresponding deduction. If the holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess, if any, of the fair market value of the stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and the Company will generally be entitled to a corresponding deduction. In addition, the participant will recognize capital gain or loss equal to the difference between the amount realized and the value of the shares on the date of exercise.
Stock Appreciation Rights. The grant of a stock appreciation right will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the amount of cash or the fair market value of the shares paid upon exercise, and the Company will generally be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of any shares received will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

Restricted Stock and Performance-Based Shares. A grant of restricted stock or performance-based shares will not result in taxable income to the participant at the time of grant, and the Company will not be entitled to a corresponding deduction, assuming that the shares are subject to transferability restrictions and that certain restrictions on the shares constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon vesting, the holder will realize ordinary income in an amount equal to the then fair market value of the vested shares, and the Company will generally be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder of restricted stock during the restricted period also will be compensation income to the participant, and the Company will generally be entitled to a corresponding deduction when the dividends no longer are subject to a substantial risk of forfeiture or become transferable. A participant may be permitted to elect, pursuant to Section 83(b) of the Internal Revenue Code, to have income recognized at the date a restricted stock award or performance share award, as the case may be, is granted and to have the applicable capital gain holding period commence as of that date. In such a case, the Company would be entitled to a corresponding deduction on the date of grant.
Restricted Stock Units. A grant of restricted stock units (including performance-based restricted stock units) will not result in taxable income to the participant at the time of grant, and the Company will not be entitled to a corresponding deduction. Upon vesting and issuance of the underlying shares, the holder will realize ordinary income in an amount equal to the then fair market value of the issued shares, and the Company will generally be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance. Dividend equivalents paid to the holder of restricted stock units during the restricted period also will be compensation income to the participant, and the Company will generally be entitled to a corresponding deduction when the dividend equivalents are paid.
Performance Awards and Other Share-Based or Cash-Based Awards. A grant of a performance award or other stock-based or cash-based award will not result in taxable income to the participant at the time of grant, and the Company will not be entitled to a corresponding deduction. Upon payment of cash or the vesting or issuance of the underlying shares, the participant will realize ordinary income in an amount equal to the cash received or the then fair market value of the issued shares, and the Company will generally be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance.
Deductibility Limit on Compensation in Excess of $1 Million. Section 162(m) of the Internal Revenue Code generally limits the deductible amount of total annual compensation paid by a public company to each “covered employee” to no more than $1 million.
Tax Withholding. As a condition to the delivery of any shares to the recipient of an award, the Company may require the recipient to make arrangements for meeting certain tax withholding requirements in connection with the award.
Importance of Consulting a Tax Adviser. The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon Federal income tax rules as of the date hereof and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on their particular situation, each recipient should consult their tax adviser as to the Federal, state, local, foreign and other tax consequences of the grant or exercise of an award or the disposition of shares acquired as a result of an award.
The board of directors recommends a vote “FOR” the approval of the Chuy’s Holdings, Inc. 2020 Omnibus Incentive Plan

PROPOSAL 4 -
RATIFICATION OF THE APPOINTMENT OF
RSM US LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020
The audit committee has appointed RSM US LLP as the Company’s independent registered public accounting firm for 2020. The board of directors is asking stockholders to ratify this appointment. Securities and Exchange Commission (“SEC”) regulations and the Nasdaq listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the audit committee. However, the board of directors considers the selection of an independent registered public accounting firm to be an important matter to stockholders. Accordingly, the board of directors considers a proposal for stockholders to ratify this appointment to be an opportunity for stockholders to provide input to the audit committee and the board of directors on a key corporate governance issue.
Representatives of RSM US LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement. They will also be available to respond to appropriate questions. For additional information regarding our independent registered public accounting firm, see “Independent Public Accountants.”
The board of directors recommends a vote “FOR” the ratification of RSM US LLP as the Company’s independent registered public accounting firm for 2020.

The Board, Its Committees and Its Compensation
Board of Directors
The board of directors presently consists of six members, four of whom are non-employee directors. The board of directors is divided into three classes, with each class serving three-year terms. The term of one class expires at each Annual Meeting of Stockholders.
Director Compensation
The elements of compensation payable to our non-employee directors in 2019 are briefly described in the following table:

Board Service:
Annual cash retainer	$40,000
Annual equity award grant	$40,000
Lead independent director annual cash retainer	$5,000
Board Committee Service:
Audit Committee Chair annual cash retainer	$10,000
Compensation Committee Chair annual cash retainer	$5,000
Nominating & Corporate Governance Committee Chair annual cash retainer	$2,500
Our non-employee directors receive compensation for their services as directors. Our lead independent director and our committee chairs receive additional compensation for their service. We reimburse directors for all expenses incurred in attending board meetings.
Grants of equity awards to members of our board of directors are made under the 2012 Plan. These equity awards vest 25% on each of the first four anniversaries of the grant date.
Director Compensation Table
The following table provides information regarding the compensation of our non-employee directors for the year ended December 29, 2019:

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($) (1)	TOTAL ($)
Starlette Johnson	42,500	39,984	82,484
Saed Mohseni	50,000	39,984	89,984
Ira Zecher	50,000	39,984	89,984
Randall M. DeWitt	40,000	39,984	79,984

(1)
These restricted stock units were granted on March 15, 2019 and vest 25% on each of the first four anniversaries of the grant date. The grant date fair value of each award was equal to the closing price of the Company's stock on the date of grant or $22.40, as calculated in accordance with FASB ASC Topic 718 (“Topic 718”). See Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 29, 2019 (the “Annual Report”) for information regarding the assumptions made in determining these values.

The following table provides information regarding the aggregate number of option and restricted stock unit awards held by our non-employee directors as of December 29, 2019:

NAME	AGGREGATE OPTION AWARDS	AGGREGATE RESTRICTED STOCK UNIT AWARDS	TOTAL AGGREGATE NUMBER OF AWARDS
Starlette Johnson	7,250	3,949	11,199
Saed Mohseni	7,250	3,949	11,199
Ira Zecher	2,850	3,949	6,799
Randall DeWitt	—	3,739	3,739
Director Independence
Our board of directors will review at least annually the independence of each director. During these reviews, the board will consider transactions and relationships between each director (and his or her immediate family and affiliates) and our Company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director is independent. This review will be based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, family, compensation and other relationships with the Company and our management. Our board of directors has determined that each of Ira Zecher, Starlette Johnson, Saed Mohseni and Randall DeWitt are independent within the meaning of the Nasdaq Marketplace Rules. As required by the Nasdaq Global Select Market, a majority of our directors are independent and our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.
Corporate Governance
We believe that good corporate governance is important to ensure that, as a public company, we will be managed for the long-term benefit of our stockholders. We and our board of directors have reviewed the corporate governance policies and practices of other public companies, as well as those suggested by various authorities in corporate governance. We have also considered the provisions of the Sarbanes-Oxley Act and the rules of the SEC and the Nasdaq Global Select Market.
Based on this review, we have established and adopted charters for the audit committee, compensation committee and nominating and corporate governance committee, and have adopted corporate governance guidelines, a code of business conduct and ethics applicable to all of our directors, officers and employees and an insider trading policy.
Our committee charters, code of business conduct and ethics and corporate governance guidelines are available on our website at www.chuys.com in the Investors section. Copies of these documents are also available upon written request to our Corporate Secretary. We will post information regarding any amendment to, or waiver from, our code of business conduct and ethics on our website in the Investors section.
Furthermore, our insider trading policy prohibits our directors and certain employees, including all of our executive officers, from engaging in hedging transactions with respect to our securities, including entering into options, warrants, puts, calls or similar instruments or selling our securities short, and pledging shares of our securities in margin accounts.
The board of directors periodically reviews its corporate governance policies and practices. Based on these reviews, the board of directors may adopt changes to policies and practices that are in our best interests and as appropriate to comply with any new SEC or Nasdaq Marketplace Rules.
Board Leadership Structure and Board’s Role in Risk Oversight
Steve Hislop serves as chairman of our board of directors, President and Chief Executive Officer. We believe that the Company and its shareholders are best served by having Mr. Hislop serve in both positions because of his knowledge of the Company’s operations, our unique culture and industry, in which we are competing. This leadership structure strengthens the communication link between the operating organization and the board. It also fosters a collaborative environment that supports effective decision-making around key topics such as strategic objectives, long-term planning and enterprise risk management.
Since Mr. Hislop serves as chairman of the board in addition to his roles as President and Chief Executive Officer of the Company, the board determined it was appropriate to appoint a lead independent director, who would be elected annually. Mr. Mohseni was elected to serve as our lead independent director.
The role of our lead independent director is to, among other things, preside at executive sessions of independent directors, serve as a liaison between the independent directors and the chairman, approve board meeting agendas and the information sent to the board, approve meeting schedules to assure that there is sufficient time for discussion of all agenda items, call meetings of independent directors and, if requested by major shareholders, ensure that he or she is available for consultation and direct communication.
Risk is inherent with every business and we face a number of risks as outlined in Item 1A. “Risk Factors” included in the Company's Annual Report. Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through our audit committee, is responsible for overseeing our management and operations, including overseeing its risk assessment and risk management functions. Our board of directors has delegated responsibility for reviewing our policies with respect to risk assessment and risk management to our audit committee through its charter. Our board of directors has determined that this oversight responsibility can be most efficiently performed by our audit committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Our audit committee will regularly report to our board of directors with respect to its oversight of these areas.
Board Meetings
The board of directors held five meetings during 2019. Each director serving on the board of directors in 2019 attended at least 75% of the total number of meetings of the board of directors and committees on which they served. Under our corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his or her responsibilities and to rigorously prepare for, attend and participate in all board of directors meetings and meetings of committees on which he or she serves.
Annual Meetings of Stockholders
The Company’s directors are encouraged to attend our Annual Meeting of stockholders, but we do not currently have a policy relating to directors’ attendance at these meetings. Each director serving on the board of directors in 2019 attended our 2019 Annual Meeting of Stockholders.
Board Committees
Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit Committee
Our audit committee is a standing committee of our board of directors. The audit committee met five times in 2019. Our board of directors has adopted a written charter under which the audit committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and the Nasdaq Global Select Market, is available on our website. According to our audit committee charter, the functions of our audit committee include, but are not limited to:

•	appointing, retaining and determining the compensation for our independent registered public accounting firm;

•	reviewing and overseeing our independent registered public accounting firm;

•	reviewing and discussing the effectiveness of internal control over financial reporting;

•
reviewing and discussing the annual audited and quarterly unaudited financial statements and the selection, application and disclosures of critical accounting policies used in such financial statements; and

•	establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls.
Our audit committee currently consists of Ira Zecher, Starlette Johnson and Saed Mohseni, with Ira Zecher serving as chairman. All of our audit committee members are independent as defined by Section 10A(m)(3) of the Exchange Act and the Nasdaq Marketplace Rules. Our board of directors has determined that Ira Zecher is an audit committee financial expert.
The audit committee has the authority to engage independent counsel and other advisors as the committee deems necessary to carry out its duties.
Compensation Committee
Our compensation committee is a standing committee of our board of directors. The compensation committee met four times in 2019. Our board of directors has adopted a written charter under which the compensation committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and the Nasdaq Global Select Market, is available on our website. The compensation committee’s functions include:

•	reviewing and recommending to our board of directors the salaries and benefits for our executive officers;

•	recommending overall employee compensation policies; and

•	administering our equity compensation plans.
Our compensation committee currently consists of Saed Mohseni, Ira Zecher and Randall DeWitt, with Saed Mohseni serving as chairman. All members of our compensation committee are independent as defined by Section 10(c) of the Exchange Act, Rule 10C of the Exchange Act Rules and the Nasdaq Marketplace Rules.
The compensation committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director or executive officer compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The compensation committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities. The compensation committee may also, in its discretion, delegate specific duties and responsibilities to a subcommittee or an individual committee member, to the extent permitted by applicable law.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is a standing committee of our board of directors. The nominating and corporate governance committee met four times in 2019. Our board of directors has adopted a written charter under which the nominating and corporate governance committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and the Nasdaq Global Select Market, is available on our website. The functions of our nominating and corporate governance committee include:

•	identifying individuals qualified to serve as members of our board of directors;

•	recommending to our board nominees for our annual meetings of stockholders;

•	evaluating our board’s performance;

•	developing and recommending to our board corporate governance guidelines; and

•	providing oversight with respect to corporate governance.
Our nominating and corporate governance committee consists of Starlette Johnson, Randall DeWitt and Saed Mohseni, with Starlette Johnson serving as the committee chairman. All members of our nominating and corporate governance committee are independent as defined by the Nasdaq Marketplace rules.

The nominating and corporate governance committee has the sole authority to retain and terminate any search firm to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such search firms. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.
Other Committees
Our board of directors may establish other committees as it deems necessary or appropriate from time to time.
Compensation Committee Interlocks and Insider Participation
None of our executive officers have served as a member of the board of directors or compensation committee of any related entity that has one or more executive officers serving on our board of directors or compensation committee.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions (“covered persons”). A current copy of the code is posted on our website, which is located at www.chuys.com. Any amendments to or waivers from a provision of our code of conduct and ethics that applies to our covered persons and that relates to the elements of Item 406(b) of Regulation S-K will be disclosed on our website promptly following the date of such amendment or waiver.
Qualifications for Director Nominees
The nominating and corporate governance committee is responsible for reviewing with the board of directors, at least annually, the appropriate skills and experience required for members of the board of directors. This assessment includes factors such as judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other board members, and the extent to which the candidate would be a desirable addition to the board of directors and any committees of the board of directors.
Director Candidate Recommendations by Stockholders
The committee will review and evaluate any director nominations submitted by stockholders, including reviewing the qualifications of, and making recommendations to the board of directors regarding, director nominations submitted by stockholders. See “Communications with the Board of Directors” below for additional information on how to submit a director nomination to the board of directors.
Communications with the Board of Directors
Any stockholder or other interested party who wishes to communicate directly with the board of directors or any of its members may do so by writing to: Corporate Secretary, Chuy’s Holdings, Inc., 1623 Toomey Road, Austin, TX, 78704. The mailing envelope should clearly indicate whether the communication is intended for the board of directors as a group, the non-employee directors or a specific director.

Executive Officers
The following sets forth information regarding the executive officers of the Company as of June 2, 2020:

NAME	AGE	POSITIONS
Steve Hislop	60	President and Chief Executive Officer
Jon Howie	52	Vice President and Chief Financial Officer
John Mountford	58	Chief Operating Officer
Michael Hatcher	59	Vice President of Real Estate and Development
Information regarding Messrs. Hislop and Howie is included above under “Election of Directors.”
John Mountford, age 58, has served as our Chief Operating Officer since September 2018. He previously served as our Vice President of Culinary Operations from 2016 to September 2018. He joined the Company in 2010 and served as an Area Supervisor of Operations from 2010 to 2013 and as a Director of Culinary Operations from 2013 to 2016. Prior to joining the Company, John was with Sam Seltzers Steak House from 2006 to 2010. He served as President and Chief Executive Officer from 2007 to 2010 and Vice President of Operations from 2006 to 2007. Prior to Sam Seltzers, John served in various operational leadership positions, including Vice President of Culinary Operations for Cooker Bar and Grill, and Director of Culinary Operations for Houston’s Restaurants where he opened over 30 new restaurants.
Michael Hatcher, age 59, has served as our Vice President of Real Estate and Development since November 2009. Michael joined Chuy’s as a restaurant manager in 1987 and served as General Manager from 1989 to 2002. He was Director of Purchasing and Real Estate from 2002 to 2009.
Executive Compensation
Compensation Discussion and Analysis
This compensation discussion and analysis provides an overview of our executive compensation program, together with a description of the material factors underlying the decisions that resulted in the compensation provided to our Chief Executive Officer and Chief Financial Officer and our two other highest paid executive officers during fiscal year 2019 (collectively, the “named executive officers”). During fiscal year 2019, there were only four executive officers of the Company. This compensation discussion and analysis contains statements regarding our performance targets and goals. These targets and goals are disclosed in the limited context of our compensation program and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Objective of Compensation Policy
The objective of our compensation policy is to provide a total compensation package to each named executive officer that will enable us to:

•	attract, motivate and retain outstanding individuals;

•	reward named executive officers for performance; and

•	align the financial interests of each named executive officer with the interests of our stockholders to encourage each named executive officer to contribute to our long-term performance and success.
Overall, our compensation program is designed to reward both individual and company performance. A significant portion of each of our named executive officers’ annual compensation is comprised of performance-based compensation. We also intend to continue to use long-term incentive awards to reward long-term company and individual performance and to promote retention through delayed vesting of awards.

Administration
Our compensation committee, which is comprised exclusively of independent directors, oversees our executive compensation program and is responsible for approving or recommending to the board the nature and amount of the compensation paid to, and any employment and related agreements entered into with, our named executive officers. The committee also administers our equity compensation plans and awards.
Process for Setting Total Compensation
At the first meeting of each new fiscal year, our compensation committee sets annual base salaries, determines the payout for the Company's short-term incentive program and the amount of any discretionary bonuses for the prior year, sets performance criteria for our short-term incentive program for the following year and determines the amount of equity based incentive compensation to grant to our named executive officers. In making these compensation decisions, our compensation committee considers the recommendations of our Chief Executive Officer, particularly with respect to salary adjustments, short-term incentive program targets and awards, amount of discretionary bonuses and equity incentive awards of our other named executive officers. Our compensation committee meets with our Chief Executive Officer at least annually to discuss and review his recommendations for compensation of our executive officers, excluding himself. When making individual compensation decisions for our named executive officers, the compensation committee takes many factors into account, including the officer’s experience, responsibilities, management abilities and job performance, our performance as a whole, current market conditions and competitive pay levels for similar positions at comparable companies. These factors are considered by the compensation committee in a subjective manner without any specific formula or weighting.
During its annual review process, our compensation committee has set compensation for each named executive officer at a level it believes is appropriate considering each named executive officer’s annual review, level of responsibility, the awards and compensation paid to the named executive officer in past years and progress toward or attainment of previously set personal and corporate goals and objectives, including attainment of financial performance goals and such other factors as the compensation committee has deemed appropriate and in our best interests and the best interests of our stockholders. The compensation committee has given different weight at different times to different factors for each named executive officer. Our performance criteria are discussed more fully below under the heading “—Short-Term Incentive Program.” Other than with respect to our short-term incentive program, the compensation committee has not relied on predetermined formulas or a limited set of criteria when it evaluates the performance of our named executive officers.
The charter of the compensation committee authorizes the committee to engage independent consultants at the expense of the Company. The compensation committee retained Mercer as its independent compensation consultant for 2018. Mercer reported directly to the compensation committee and performs no other work for the Company. The compensation committee assessed the independence of Mercer and concluded that its work did not raise any conflict of interest with the Company. Mercer was engaged to:

•	Advise the compensation committee on named executive officer and director pay decisions;

•	Assist in short-term and long-term incentive plan design;

•	Conduct compensation reviews and make recommendations regarding both executive and director pay structures;

•	Advise on peer group composition and conduct a review of peer group compensation;

•	Provide periodic updates on current trends, technical and regulatory developments and best practices in compensation design; and

•	Perform any other tasks which the compensation committee may request from time to time.
In 2018, Mercer compared the base salary, target short-term incentive program payout and target annual cash compensation of our then-current named executive officers against a peer group of nine publicly traded restaurant companies (the “Mercer Report”). The peer group consisted of the following companies:

Red Robin Gourmet Burgers	Dave & Buster’s Entertainment	BJ’s Restaurants
Fiesta Restaurant Group	Bravo Brio Restaurant Group	Ruth’s Hospitality Group
Del Frisco’s Restaurant Group	The Habit Restaurants
The Committee selected companies for its peer group based on industry, revenue and market capitalization. Mercer used Company and peer group compensation data from 2017 in its review. The compensation committee used the Mercer Report in (1) assessing the level of base salary and target short-term incentive program payouts to be paid to our then-current named executive officers and (2) approving changes to the compensation levels of our then-current named executive officers. The results of the Mercer Report, which as noted above were based on 2017 compensation data, indicated that the Company’s 2017 compensation for each of our then-current named executive officers was below the market median for base salary and target short-term incentive program payouts.
2019 Advisory Vote on Executive Compensation
At our annual meeting of stockholders in August 2019, approximately 98% of the votes cast in the advisory vote on executive compensation were in support of our executive compensation program. The compensation committee considered the results of this advisory vote and believes the results affirm stockholder approval of the board of directors’ approach to the Company’s executive compensation program. Although the compensation committee did not adopt any changes to our program as a result of this vote, as noted above the compensation committee evaluates our executive compensation program annually.
Elements of Compensation
Our compensation program for named executive officers consists of the following elements of compensation, each described in greater depth below:

•	Base salaries.

•	Short-Term Incentive Program.

•	Discretionary bonuses.

•	Equity-based incentive compensation.

•	Perquisites.

•	General benefits.

•	Employment agreements.
Clawback Provisions
We currently have employment agreements in place with each of our named executive officers. See “Employment Agreements” for additional information regarding our executive officer’s employment agreements. These employment agreements contain clawback provisions, which provide for the recovery of any incentive-based compensation or other compensation paid to the executive officer as required by law, government regulation or stock exchange listing requirement.
Additionally, our equity award agreements contain clawback provisions, which provide in certain circumstances for the forfeiture of outstanding unvested or unexercised awards and the return of the fair market value of vested or exercised awards.
Hedging and Pledging Policy
The Company's insider trading policy prohibits our directors and certain employees, including all of our executive officers, from engaging in hedging transactions with respect to our securities, including entering into options, warrants, puts, calls or similar instruments or selling our securities short, and pledging shares of our securities in margin accounts.

Base Salary

NAME	2019 SALARY ($)
Steve Hislop	649,750
Jon Howie	400,000
Michael Hatcher	220,000
John Mountford	207,500
We pay base salaries to attract, recruit and retain qualified employees. Our compensation committee reviews and sets base salaries of our named executive officers annually. These salary levels are and will continue to be set based on the named executive officer’s experience and performance with previous employers and negotiations with individual named executive officers. The compensation committee may increase base salaries each year based on its subjective assessment of our company’s and the individual executive officer’s performance and each named executive officer’s experience, length of service and changes in responsibilities. The weight given to such factors by the compensation committee may vary from one named executive officer to another.
Short-Term Incentive Program

	SHORT-TERM INCENTIVE PROGRAM
NAME	THRESHOLD AWARD ($)	TARGET AWARD ($)	MAXIMUM AWARD ($)	ACTUAL AWARD ($)
Steve Hislop	—	324,875	649,750	403,783
Jon Howie	—	200,000	400,000	248,577
Michael Hatcher	—	66,000	132,000	82,030
John Mountford	—	103,750	207,500	128,950
In line with our strategy of rewarding performance, our executive compensation program includes a short-term incentive program that our named executive officers participate in. Awards under our short-term incentive program are made under our Senior Management Incentive Plan. Our compensation committee establishes annual target payouts for each named executive officer during the first quarter of the year based on the Company's target adjusted EBITDA.
The target and maximum award amounts have been set at levels our compensation committee believes will provide a meaningful incentive to achieve company and individual goals and contribute to our financial performance. In 2019, the target and maximum award amounts were set at 50% and 100%, respectively, of annual base salary for our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer and 30% and 60%, respectively, of annual base salary for our other named executive officer. There is no payout if actual Company Adjusted EBITDA is 90% or less of budget Company Adjusted EBITDA. To the extent that actual Company Adjusted EBITDA exceeds 90% of budget Company Adjusted EBITDA, the plan provides that we will make payments based on where performance falls on a linear basis between 90% and 100% of budget Company Adjusted EBITDA and between 100% and 110% of budget Company Adjusted EBITDA. In each circumstance, the compensation committee retains discretion to adjust the amount paid under the plan based on individual and company circumstances. If our budget Company Adjusted EBITDA is achieved, each individual will earn 100% of their target award.
The short-term incentive program payment is determined based primarily on the extent to which we achieve our budget Company Adjusted EBITDA goal. Company Adjusted EBITDA is our earnings before interest, taxes, depreciation and amortization plus any loss on sales of asset (less any gain on a sale of assets) and excludes stock-based compensation and certain non-cash and other adjustments. For each 1.0% that actual Company Adjusted EBITDA is above or below budget Company Adjusted EBITDA, the percentage of the target they receive will increase or decrease by 10%, respectively, of the Company Adjusted EBITDA portion of their target award. For example, if actual Company Adjusted EBITDA is 1% above budget Company Adjusted EBITDA, the named executive officers will receive 1.1 times their target award. The maximum a named executive officer may receive for Company Adjusted EBITDA performance is 2.0 times their target award. We use our Company Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, net income and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. We also use our Company Adjusted EBITDA internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Company Adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
Target, maximum and actual short-term incentive payouts for 2019 for each of the named executive officers are shown in the table above and the actual payouts are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
Discretionary Bonus
The compensation committee retains discretion to grant bonus compensation to the named executive officers and other employees of the Company for their contributions to the Company’s performance. Historically, each of our named executive officers has received a $1,000 holiday bonus each December. These bonuses are set forth in the "Bonus" column of the Summary Compensation Table.
Equity Compensation
We pay equity-based compensation to our named executive officers because it links our long-term results achieved for our stockholders and the rewards provided to named executive officers, thereby ensuring that such officers have a continuing stake in our long-term success.
Historically, we have granted equity awards to our named executive officers in conjunction with significant transactions and in connection with a named executive officer’s initial hire or promotion. Additionally, we have granted equity awards to our named executive officers annually to further align the interests of our executives with those of our stockholders. For information regarding the number and grant date fair value of restricted stock units granted to our named executive officers during fiscal year 2019, see "—Grants of Plan Based Awards” below.
We have provided this equity compensation to reward performance as well as to promote retention through delayed vesting. However, we believe that by weighting total compensation in favor of performance-based compensation and discretionary bonuses, we have appropriately rewarded individual achievement while at the same time providing incentives to promote Company performance. In addition to stock options and restricted stock units, the 2012 Omnibus Equity Incentive Plan (the "2012 Plan") provides for the issuance of share appreciation rights, restricted shares, performance shares and other share based awards. In the future, we may consider granting other forms of equity to our named executive officers. For additional information regarding our 2012 Plan, see below under the heading "—2012 Omnibus Equity Incentive Plan.”
We also make grants of equity awards to our named executive officers and other employees because we believe that we should provide our employees an opportunity to share in our success provided they continue to contribute to our success.
Restricted stock units held by each of the named executive officers (and certain of our other salaried employees) vest ratably over a period of four years, subject to the employee remaining employed through each vesting date.
Severance and Change-in-Control Benefits
We currently have employment agreements with each of our named executive officers that provide termination or severance and change in control benefits. We agreed to pay termination or severance benefits in the event of an executive’s termination by us without cause or by the executive for good reason as a retention incentive. We believe this level of severance benefit provides our executives with the assurance of security if their employment is terminated for reasons beyond their control. Additionally, in the event a named executive officer’s employment is terminated due to death, disability or without cause or for good reason on or within 24 months of a change in control, the named executive officer’s unvested equity awards will vest immediately. For additional information on the severance and change in control benefits provided under the employment agreements with our executive officers see “—Employment Agreements.”
The amount each named executive would be entitled to receive in the event of a termination is reported below under the heading “—Potential Payments upon Termination or Change in Control.”

Perquisites
In 2019, the aggregate incremental cost to us of the perquisites received by each of the named executive officers did not exceed $10,000 and, accordingly, this benefit is not included in the Summary Compensation Table below. We provide the named executive officers with complimentary dining privileges at our restaurants. We view complimentary dining privileges as a meaningful benefit to our named executive officers as it is important for named executive officers to experience our products and services in order to better perform their duties for us.
General Benefits
We provide a limited number of personal benefits to our named executive officers. Our named executive officers participate in our health and benefit plans, and are entitled to vacation and paid time off based on our general vacation policies.
Retirement Benefits. We maintain a tax-qualified 401(k) savings plan ("401(k) Plan") and a nonqualified deferred compensation plan. Under the 401(k) Plan, employees are eligible after one year of service and may defer up to the maximum amount allowable by the IRS. The Company also provides a certain group of eligible employees, including our named executive officers, the ability to participate in the Company's nonqualified deferred compensation plan. This plan allows participants to defer up to 80% of their salary and up to 100% of their short-term incentive program payout and discretionary bonuses, on a pre-tax basis. The Company has discretion to make additional matching contributions to both plans. For more information on the nonqualified deferred compensation plan, see "Nonqualified Deferred Compensation" below.
Medical, Dental, Life Insurance and Disability Coverage. Active employee benefits such as medical, dental, life insurance and disability coverage are available to all eligible employees, including our named executive officers.
Moving Costs. We will reimburse out-of-pocket moving expenses for eligible executive officers in conjunction with their hiring.
Other Paid Time Off Benefits. We also provide vacation and other paid holidays to all employees, including the named executive officers, which we believe are appropriate for a company of our size and in our industry.
Employment Agreements
We have entered into employment agreements with each of Messrs. Hislop, Howie, Mountford and Hatcher. The employment agreements do not have a fixed term.
The employment agreements provide that Messrs. Hislop, Howie, Mountford and Hatcher will receive an annual base salary of at least $649,750, $400,000, $207,500 and $220,000, respectively. Messrs. Hislop, Howie and Mountford are each eligible pursuant to their employment agreements to receive a target annual short-term incentive program payout of 50% of their annual base salary, based upon the achievement of performance objectives determined by our compensation committee with a minimum and maximum payout of 0% and 100% of their annual base salary. Mr. Hatcher is eligible pursuant to his employment agreement to receive a target annual payout of 30% of his annual base salary, based upon the achievement of performance objectives determined by our compensation committee with a minimum and maximum payout of 0% and 60% of his annual base salary. Additionally, Messrs. Hislop, Howie, Mountford and Hatcher are eligible pursuant to their employment agreements to receive a targeted annual equity award equal to 50% of their base salary, as determined and authorized from time to time by the compensation committee and subject to the terms and conditions of the 2012 Plan or any successor plan and any award agreements governing the grant of equity awards. The employment agreements also provide that each executive will be eligible to participate in our employee plans, including any health, disability or group life insurance plans or any retirement or non-qualified deferred compensation plans that are generally made available to our other senior executives and will be entitled to four weeks paid vacation per calendar year to be taken in accordance with our vacation policy.
Each employment agreement provides for severance benefits if the executive’s employment is terminated without cause (as defined in the employment agreements) or by the executive for good reason (as defined in the employment agreements), subject to the executive’s compliance with certain assignment of invention, confidentiality, non-compete, non-solicitation and non-disparagement obligations and the execution of a general release of claims. In the event Mr. Hislop’s employment is terminated without cause or by him for good reason, he is entitled to continue to receive his base salary for two years following the termination of his employment and an amount equal to his target short-term incentive program payout for the year his employment was terminated. In the event the employment of Messrs. Howie, Mountford and Hatcher is terminated without cause or by the executive for good reason, each is entitled to continue to receive one year’s base salary following his termination and an amount equal to his target short-term incentive program payout for the year his employment was terminated. Additionally, in the event the employment of Messrs. Hislop, Howie, Mountford and Hatcher is terminated without cause or by the executive for good reason, each is entitled to continue to receive the amount that we were subsidizing for the executive and his or her dependents’ medical and dental insurance coverage during the same period the executive is entitled to continue to receive his base salary after his termination.
The employment agreements also provide that if (1) the employment of Messrs. Hislop, Howie, Mountford or Hatcher is terminated on account of the executive’s death or disability (as defined in the employment agreements) or (2) the executive’s employment is terminated without cause or by the executive for good reason, in each case, on or during the 24 month period after a change in control (as defined in the Equity Plan), subject to the executive’s compliance with certain assignment of invention, confidentiality, non-compete, non-solicitation and non-disparagement obligations and the execution of a general release of claims, then any unvested or unexercisable portion of any award granted to the executive under the Equity Plan shall become fully vested or exercisable.
The amount each named executive would be entitled to receive in the event of a termination is reported below under the heading “—Potential Payments upon Termination or Change in Control.”
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code (the "Code") generally limits the tax deductibility of compensation we pay to our executive officers to $1.0 million in the year the compensation becomes taxable to the executive officers. Historically, there was an exception to the limit on deductibility for "performance-based compensation" that meets certain requirements under Section 162(m) of the Code, but this exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless transition relief for certain compensation arrangements in place as of November 2, 2017. In addition, effective for taxable years beginning after December 31, 2017, the group of executive officers whose compensation is subject to Section 162(m) limitation on deductibility was expanded to include the chief financial officer who was previously not included. As a result, compensation paid to our executive officers in excess of $1.0 million may not be deductible unless it qualifies for certain transition relief. Although our compensation committee considers deductibility in setting the compensation of our executive officers, our compensation committee maintains flexibility in how we compensate our executive officers so as to meet a broader set of corporate and strategic goals and the needs of stockholders, and as such, we may be limited in our ability to deduct the full amount of such compensation.
Accounting rules require us to expense the cost of our stock option and restricted stock unit awards. Because of option and restricted stock unit expensing and the impact of dilution on our stockholders, we pay close attention to, among other factors, the type of equity awards we grant and the number and value of the shares underlying such awards.
2020 Changes in response to COVID-19
In response to the COVID-19 pandemic, the Company has instituted temporary base salary reductions of 75% for its Chief Executive Officer, 65% for its Chief Financial Officer and 50% for the other two named executive officers. In addition, the compensation of our non-employee directors have been temporarily suspended.

Summary Compensation Table

NAME & PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)(1)	OPTION AWARDS ($)(1)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION ($)(2)	TOTAL COMPENSATION ($)
Steve Hislop President and Chief Executive Officer	2019	649,750	1,000	487,312	—	403,783	10,618	1,552,463
	2018	649,750	57,370	649,747	—	—	4,518	1,361,385
	2017	630,823	1,000	630,807	—	—	—	1,262,630
Jon Howie Vice President and Chief Financial Officer	2019	400,000	1,000	199,987	—	248,577	6,846	856,410
	2018	395,000	57,370	2,116,678	—	—	2,740	2,571,788
	2017	314,962	1,000	236,220	—	—	—	552,182
Michael Hatcher Vice President of Real Estate and Development	2019	220,000	1,000	109,984	—	82,030	5,196	418,210
	2018	214,240	32,231	107,118	—	—	3,109	356,698
	2017	208,000	1,000	103,974	—	—	—	312,974
John Mountford Chief Operating Officer	2019	207,500	1,000	207,491	—	128,950	3,592	548,533
	2018	207,500	33,136	78,745	—	—	1,297	320,678

(1)
Represents the aggregate grant date fair value, calculated in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, for awards of options and restricted stock units. See Note 11 to our consolidated financial statements included in our Annual Report for information regarding the assumptions made in determining these values.

(2)	All other compensation for fiscal year 2019 includes the following:

NAME	COMPANY CONTRIBUTIONS TO 401(K) PLAN ($)	COMPANY CONTRIBUTIONS TO NONQUALIFIED DEFERRED COMPENSATION PLAN ($)	ALL OTHER TOTAL COMPENSATION ($)
Steve Hislop	—	10,618	10,618
Jon Howie	—	6,846	6,846
Michael Hatcher	1,400	3,796	5,196
John Mountford	—	3,592	3,592
Grants of Plan-Based Awards

NAME	COMMITTEE ACTION DATE	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(2)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(3)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)
Steve Hislop	2/28/2019	3/15/2019				21,755	487,312
			—	324,875	649,750
Jon Howie	2/28/2019	3/15/2019				8,928	199,987
			—	200,000	400,000
Michael Hatcher	2/28/2019	3/15/2019				4,910	109,984
			—	66,000	132,000
John Mountford	2/28/2019	3/15/2019				9,263	207,491
			—	103,750	207,500

(1)	Awards are made under our Senior Management Incentive Plan.

(2)	Awards are made under our 2012 Plan.

(3)
Represents the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, for awards of restricted stock units. See Note 11 to our consolidated financial statements in our Annual Report for a discussion of the calculations of grant date fair value.

2012 Omnibus Equity Incentive Plan
The purposes of the 2012 Plan are to provide additional incentives to our management, employees, directors, independent contractors and consultants, to strengthen their commitment, motivate them to faithfully and diligently perform their responsibilities and to attract and retain competent and dedicated persons whose contributions are essential to the success of our business and whose efforts will impact our long-term growth and profitability. To accomplish such purposes, the 2012 Plan provides for the issuance of stock options, share appreciation rights, restricted shares, restricted stock units, performance shares and other share-based awards, which we refer to as plan awards.
Summary of 2012 Plan Terms
We reserved a total of 1,250,000 shares of common stock that are available for issuance under the 2012 Plan. The maximum aggregate awards that may be granted during any fiscal year to any individual will be 200,000 shares, and in the case of options to acquire shares, with a per share exercise price equal to the grant date fair market value of a share. If the shares underlying any plan award are forfeited, canceled, exchanged or surrendered or if a plan award otherwise terminates or expires without a distribution of shares, the shares will again become available under the 2012 Plan provided that shares surrendered or withheld as payment of either the exercise price of an award (including shares otherwise underlying an award of a share appreciation right that are retained by us to account for the grant price of such share appreciation right) and/or withholding taxes in respect of an award will no longer be available for grant under the 2012 Plan, and notwithstanding that a share appreciation right is settled by the delivery of a net number of shares of the full number of shares underlying such share appreciation right will not be available for subsequent awards under the 2012 Plan. In addition, the number of shares for awards that are paid or settled in cash will again be available for grants of awards under the 2012 Plan. Shares underlying awards that can only be settled in cash will not be counted against the aggregate number of shares available for awards under the 2012 Plan.
The 2012 Plan is administered by our compensation committee (the "Plan Administrator"). The Plan Administrator may construe and interpret the 2012 Plan and may adopt, alter and repeal rules and make all other determinations necessary or desirable to administer the 2012 Plan.
The Plan Administrator may select the employees, directors, independent contractors and consultants who will receive plan awards, determine the terms and conditions of those awards, including but not limited to the exercise price, the number of shares of common stock subject to awards, the term of the awards, and the vesting schedule applicable to awards. Unless otherwise determined by the Plan Administrator, all awards that vest solely on a requirement of continued employment or service may not become fully vested prior to the second anniversary of the date upon which the award is granted.
We may issue stock options under the 2012 Plan. All stock options granted under the 2012 Plan are intended to be non-qualified stock options and are not intended to qualify as incentive stock options within the meaning of Section 422 of the Code. The option exercise price of all stock options granted under the 2012 Plan will be determined by the Plan Administrator, but in no event will the exercise price be less than 100% of the fair market value of the common stock on the date of grant. The term of all stock options granted under the 2012 Plan will be determined by the Plan Administrator, but may not exceed ten years from the date of grant. Each stock option will be exercisable at such time and subject to such terms and conditions as determined by the Plan Administrator in the applicable stock option agreement. Other than equitable adjustments made in connection to a change in capitalization, under no circumstances will an exercise price be reduced following the date of the grant of an option, nor will an option be cancelled in exchange for a replacement option with a lower exercise price without stockholder approval.
Unless the applicable stock option agreement provides otherwise, in the event of an optionee’s termination of employment or service for any reason other than for cause, disability or death, such optionee’s stock options (to the extent exercisable at the time of such termination) generally will remain exercisable until 30 days after such termination and then expire. Unless the applicable stock option agreement provides otherwise, in the event of an optionee’s termination of employment or service due to, disability or death, such optionee’s stock options (to the extent exercisable at the time of such termination) generally will remain exercisable until one year after such termination and will then expire. For certain employees, a demotion in position will result in a loss of unvested options. If termination was for any other reason other than for cause, stock options that were not exercisable on the date of termination will expire at the close of business on the date of such termination. In the event of an optionee’s termination of employment or service for cause, such optionee’s outstanding stock options will expire at the commencement of business on the date of such termination. The Plan Administrator may waive the vesting requirements based on such factors as the Plan Administrator deems appropriate.
Share appreciation rights (“SARs”) may be granted under the 2012 Plan either alone or in conjunction with all or part of any stock option granted under the 2012 Plan. A free-standing SAR granted under the 2012 Plan entitles its holder to receive, at the time of exercise, the number of shares, or alternate form of payment determined by the Plan Administrator, equal in value to the excess of the fair market value (at the date of exercise) over a specified price fixed by the Plan Administrator (which shall be no less than fair market value at the date of grant). A SAR granted in conjunction with all or part of an option under the 2012 Plan entitles its holder to receive, upon surrendering of the related option, the number of shares, or alternate form of payment determined by the Plan Administrator, equal in value to the excess of the fair market value (at the date of exercise) over the exercise price of the related stock option. The term of all SARs granted under the 2012 Plan will be determined by the Plan Administrator, but may not exceed ten years from the date of grant. In the event of a participant’s termination of employment or service, free-standing SARs will be exercisable at such times and subject to such terms and conditions determined by the Plan Administrator, while SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to terms and conditions applicable to the related option. Other than equitable adjustments made in connection to a change in capitalization, under no circumstances will an exercise price be reduced following the date of the grant of a SAR, nor will a SAR be cancelled in exchange for a replacement SAR with a lower exercise price without stockholder approval.
Restricted shares, restricted stock units and performance shares may be granted under the 2012 Plan. The Plan Administrator will determine the number of shares to be awarded, the purchase price, vesting schedule and performance objectives, if any, applicable to the grant of restricted shares, restricted stock units and performance shares. Participants with restricted shares and performance shares generally have all of the rights of a stockholder and restricted stock units generally do not have the rights of a stockholder. However, during the restricted period, restricted stock units may be paid dividends on the number of shares covered by the restricted stock units if the applicable award agreement so provides. If the performance goals and other restrictions are not satisfied, the restricted shares, restricted stock units and/or performance shares will be forfeited in accordance with the terms of the grant. Subject to the provisions of the 2012 Plan and applicable award agreement, the Plan Administrator has sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances, based upon such factors including, but not limited to, the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability.
The 2012 Plan also authorizes grants of other share-based awards, such as unrestricted shares, restricted stock units, dividend equivalents or performance units. The Plan Administrator will determine the terms and conditions of such awards, consistent with the terms of the 2012 Plan, at the date of grant or thereafter, including any performance goals and performance periods.
In the case of awards subject to performance goals, such goal may be based on one or more of the following criteria: (a) earnings, including one or more of operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (b) pre-tax income or after-tax income; (c) earnings per share (basic or diluted); (d) operating profit; (e) revenue, revenue growth or rate of revenue growth; (f) return on assets (gross or net), return on investment, return on capital, or return on equity; (g) returns on sales or revenues; (h) operating expenses; (i) share price appreciation; (j) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (k) implementation or completion of critical projects or processes; (l) cumulative earnings per share growth; (m) operating margin or profit margin; (n) cost targets, reductions and savings, productivity and efficiencies; (o) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (p) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (q) any combination of, or a specified increase in, any of the foregoing. Where applicable, a performance goal may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the company or a company affiliate, or a division or strategic business unit of the company, or may be applied to the performance of the company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator. The performance goals may include a threshold level of performance below which no payment may be made (or no vesting may occur), levels of performance at which specified payments may be made (or specified vesting may occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting may occur). Each of the foregoing performance goals will determine in accordance with generally accepted accounting principles, as applicable, and may be subject to certification by the committee; provided, that the committee shall have the authority to make equitable adjustments to the performance goals, to the extent permitted under Section 162(m) of the Code, if applicable, in recognition of unusual or non-recurring events affecting the company or any company affiliate thereof or the financial statements of the company or any company affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.
In the event of a merger, amalgamation, consolidation, recapitalization, reorganization, stock dividend, stock split or other change in corporate structure affecting the common stock, an equitable substitution or proportionate adjustment shall be made, as may be determined by the Plan Administrator, in (a) the aggregate number of shares of common stock reserved for issuance under the 2012 Plan and the maximum number of shares of common stock that may be subject to awards granted to any participant in any calendar year, (b) the kind, number and exercise price subject to outstanding stock options and SARs granted under the 2012 Plan, and (c) the kind, number and purchase price of shares of common stock subject to outstanding awards of restricted shares, restricted stock units, performance shares or other share-based awards granted under the 2012 Plan. In addition, the Plan Administrator, in its discretion, may terminate all outstanding awards for the payment of cash or in-kind consideration. However, no adjustment or payment may cause any award under the 2012 Plan that is or becomes subject to Section 409A of the Code to fail to comply with the requirements of that section.
Unless otherwise determined by the Plan Administrator and evidenced in an award agreement, in the event that a change in control occurs and a participant’s employment or service is terminated without cause on or after the effective date of the change in control but prior to 24 months following the change in control, then any unvested or unexercisable portion of any award carrying a right to exercise shall become fully vested and exercisable, and the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an award granted under the 2012 Plan will lapse and such unvested awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at the target level. Under the 2012 Plan, the term change in control generally means: (a) any person other than the company, any company affiliate or subsidiary, becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of our then-outstanding voting power (excluding shares purchased directly from us or our affiliates); (b) a change in the majority of the membership of our board of directors other than directors approved by two-thirds of the directors (other than directors assuming office in conjunction with an election contest) who constituted the board of directors at the time our IPO was consummated, or whose election was previously so approved; (c) the consummation of a merger, amalgamation or consolidation of us or any of our subsidiaries with any other corporation, other than a merger or amalgamation immediately following which our board of directors immediately prior to the merger or amalgamation constitute at least a majority of the directors of the company surviving or continuing after the merger or amalgamation or, if the surviving company is a subsidiary, the ultimate parent thereof; or (d) our stockholders approve a plan of complete liquidation or dissolution of our company or there is consummated an agreement for the sale or disposition of all or substantially all of our assets, other than (1) a sale of such assets to an entity, at least 50% of the voting power of which is held by our stockholders following the transaction in substantially the same proportions as their ownership of the company immediately prior to the transaction or (2) a sale or disposition of such assets immediately following which our board of directors immediately prior to such sale constitute at least a majority of the board of directors of the entity to which the assets are sold or disposed, or, if that entity is a subsidiary, the ultimate parent thereof.

Until such time as the awards are fully vested and/or exercisable in accordance with the 2012 Plan, awards may not be sold, assigned, mortgaged, hypothecated, transferred, charged, pledged, encumbrance, gifted, transferred in trust (voting or other) or disposed in any other manner, except with the prior written consent of the administrator, which consent may be granted or withheld in the sole discretion of the Plan Administrator.
The 2012 Plan provides our board of directors with authority to suspend or terminate the 2012 Plan or any award, or revise and amend the 2012 Plan. However, stockholder approval is required for any amendment to the extent it is required to comply with applicable law or stock exchange listing requirements. The 2012 Plan will automatically terminate on the tenth anniversary of the effective date (although awards granted before that time will remain outstanding in accordance with their terms).
The award agreements for the 2012 Plan provide the board of directors and the Plan Administrator with the sole discretion to cancel or require repayments of awards in the event an award recipient engages in certain conduct deemed harmful to the Company.
2006 Stock Option Plan
In connection with the adoption of the 2012 Plan the board of directors terminated the 2006 Stock Option Plan (the "2006 Plan") effective as of July 27, 2012, and no further awards may be granted under the 2006 Plan after such date. However, the termination of the 2006 Plan did not affect awards outstanding under the 2006 Plan at the time of its termination and the terms of the 2006 Plan continue to govern outstanding awards granted under the 2006 Plan. The options granted under the 2006 Plan expire 10 years after the date of grant. The outstanding options under the 2006 Plan were fully vested as of December 29, 2019.
Outstanding Equity Awards at Fiscal Year End

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($/SH)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)
Steve Hislop	40,000	(2)	—	28.51	2/28/2023
						3,292	(3)	85,032
						11,145	(4)	287,875
						18,962	(5)	489,788
						21,755	(6)	561,932
Jon Howie	48,938	(7)	—	13.54	4/10/2022
						1,644	(3)	42,465
						4,174	(4)	107,814
						61,771	(5)	1,595,545
						8,928	(6)	230,610
Michael Hatcher	10,000	(2)	—	28.51	2/28/2023
						724	(3)	18,701
						1,837	(4)	47,450
						3,126	(5)	80,745
						4,910	(6)	126,825
John Mountford
						507	(3)	13,096
						1,325	(4)	34,225
						2,298	(5)	59,357
						9,263	(6)	239,263

(1)	The market value of shares or units of common stock that have not vested was calculated based on the closing price of our common stock on December 27, 2019 ($25.83).

(2)	These options were granted on March 5, 2013 and vested 20% on each of the first five anniversaries of the grant date.

(3)	These restricted stock units were granted on March 4, 2016 and vest 25% on each of the first four anniversaries of the grant date.

(4)	These restricted stock units were granted on March 15, 2017 and vest 25% on each of the first four anniversaries of the grant date.

(5)	These restricted stock units were granted on March 15, 2018 and vest 25% on each of the first four anniversaries of the grant date.

(6)	These restricted stock units were granted on March 15, 2019 and vest 25% on each of the first four anniversaries of the grant date.

(7)	These options were granted on April 10, 2012 and vested 20% on August 14, 2012 and 20% on each of the next four anniversaries of the first vesting date of August 14, 2012.
Option Exercises and Stock Vested

	STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(1)
Steve Hislop	18,339	416,188
Jon Howie	27,469	618,801
Michael Hatcher	3,657	83,245
John Mountford	2,616	59,528

(1)	Value based on market value of our common stock on the dates of vesting.
Nonqualified Deferred Compensation
The Company provides a certain group of eligible employees, including our named executive officers, the ability to participate in the Company's nonqualified deferred compensation plan. This plan allows participants to defer up to 80% of their salary and up to 100% of their short-term incentive program payout and any discretionary bonuses, thereby delaying taxation of these deferred amounts until actual payment of the deferred amount in future years. This plan also provides for Company discretionary matching contributions. Our current matching contributions match the discretionary contributions made under our 401(k) Plan and vest ratably over three years starting on the first day of the participant's service with the Company, such that an eligible employee with three years of service will be 100% vested in our matching contributions. At the participant's election, payments can be deferred until a specific date at least 12 months after the year of deferral or until termination of employment (subject to earlier payment in the event of a change of control) and can be paid in a lump sum or in up to five annual installments.

The amounts deferred are credited to accounts that mirror the gains and/or losses of several different investment alternatives offered by the plan. Even though we are not required to fund this plan, we have established a "Rabbi Trust" to invest funds equal to all deferred amounts. The funds are generally invested in certain insurance policies designed for this purpose. These assets, although not required by the plan, are segregated to pay benefits to the participants. In the event of bankruptcy or liquidation, these assets will be subject to forfeiture.

The following table shows the contributions, earnings and account balances for the named executive officers under the nonqualifed deferred compensation plan for fiscal year ended December 29, 2019:

NAME	EXECUTIVE CONTRIBUTIONS ($) (1)	COMPANY CONTRIBUTIONS ($) (2)	AGGREGATE EARNINGS/ (LOSS) ($)	AGGREGATE WITHDRAWLS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT YEAR-END ($)
Steve Hislop	42,470	10,618	869	—	76,631
Jon Howie	29,640	6,846	6,267	—	55,407
Michael Hatcher	49,758	3,796	6,888	—	73,487
John Mountford	23,945	3,592	4,237	—	41,106

(1)	These amounts are reported as compensation earned by named executive officers in the "Summary Compensation Table" for fiscal year 2019.

(2)	These amounts are reported as "other" compensation earned by named executive officers in the "Summary Compensation Table" for fiscal year 2019.
Potential Payments upon Termination or Change in Control
The table below quantifies potential compensation that would have become payable to each of our named executive officers under their employment agreements (as in effect on December 29, 2019) if their employment had terminated on December 29, 2019 for the reasons set forth in the table, given the named executive officer’s base salary on that date and the closing price of our common stock on December 27, 2019, the last trading day of fiscal year 2019. For additional information regarding the circumstances in which our named executive officers would be entitled to severance and change in control benefits, see “—Employment Agreements.”

Due to the factors that may affect the amount of any benefits provided upon the events described below, any actual amounts paid or payable may be different than those shown in this table. Factors that could affect these amounts include the date the termination event occurs, the base salary of an executive on the date of termination of employment and the price of our common stock when the event occurs.

	CASH SEVERENCE PAYMENTS (1)	HEALTHCARE PREMIUMS (2)	ACCELERATION OF EQUITY AWARDS (3)	TOTAL
Steve Hislop
Death	—	—	1,424,627	1,424,627
Disability	—	—	1,424,627	1,424,627
Termination by the Company for Cause	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason	1,949,250	6,930	—	1,956,180
Termination by the Executive without Good Reason	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason on or during the 24-month period after a Change in Control	1,949,250	6,930	1,424,627	3,380,807
Jon Howie
Death	—	—	1,976,434	1,976,434
Disability	—	—	1,976,434	1,976,434
Termination by the Company for Cause	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason	600,000	6,289	—	606,289
Termination by the Executive without Good Reason	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason on or during the 24-month period after a Change in Control	600,000	6,289	1,976,434	2,582,723
Michael Hatcher
Death	—	—	273,721	273,721
Disability	—	—	273,721	273,721
Termination by the Company for Cause	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason	286,000	6,478	—	292,478
Termination by the Executive without Good Reason	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason on or during the 24-month period after a Change in Control	286,000	6,478	273,721	566,199
John Mountford
Death	—	—	345,941	345,941
Disability	—	—	345,941	345,941
Termination by the Company for Cause	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason	311,250	5,216	—	316,466
Termination by the Executive without Good Reason	—	—	—	—
Termination by the Company without Cause or by the Executive for Good Reason on or during the 24-month period after a Change in Control	311,250	5,216	345,941	662,407

(1)	Cash severance is payable in equal installments in accordance with the Company’s normal payroll practices over a 12-month period (24 months for Mr. Hislop).

(2)	Represents the amount the Company was subsidizing for medical and dental insurance for the named executive officer and his eligible dependents prior to termination.

(3)	Represents the value of unvested restricted stock units that would vest based on the closing price of our common stock on December 27, 2019 ($25.83).

CEO Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of Mr. Hislop's annual total compensation to the compensation of our median employee. Because SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, apply certain exclusions, and make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio that the Company has reported below.
To identify the median employee, we utilized total gross wages (including reported tips) of all of our full-time and part-time employees who were employed by the Company on the last day of the fiscal year or December 29, 2019, other than Mr. Hislop. We excluded from total gross wages certain unusual and non-recurring items not available to all employees, such as stock based compensation, to achieve a consistently applied compensation measure. We also annualized the compensation of our employees who were not employed by the Company for all of fiscal year 2019.
Our median employee was identified as a wait staff who worked an average of 20 hours per week. This total compensation figure reflects employment on a part-time basis, and is not necessarily representative of the compensation of other restaurant employees or of our overall compensation practices. We redetermined our median employee for 2019 because the population used in this calculation mainly consists of hourly employees and changes frequently.
Based on the above determination, our median employee's total annual compensation (calculated in accordance with Item 402(c)(2)(x) of Regulation S-K) was $20,596. Our CEO's total annual compensation (calculated in accordance with Item 402(c)(2)(x) of Regulation S-K and as reported in the Summary Compensation Table) was $1,552,463.
Based on the foregoing, Mr. Hislop's annual total compensation for fiscal year 2019 was approximately 75 times our median employee's annual total compensation. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized above.
Our CEO pay ratio is not an element that the compensation committee considers in setting the compensation of our CEO, nor is our CEO’s compensation a material element that management considers in making compensation decisions for non-officer employees.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transactions Policy
Our audit committee reviews certain financial transactions, arrangements and relationships between us and any of the following related parties to determine whether any such transaction, arrangement or relationship is a related party transaction:

•	any of our directors, director nominees or executive officers;

•	any beneficial owner of more than 5% of our outstanding stock; and

•	any immediate family member of any of the foregoing.
Our audit committee reviews any financial transaction, arrangement or relationship that:

•	involves or will involve, directly or indirectly, any related party identified above and is in an amount greater than $120,000;

•	would cast doubt on the independence of a director;

•	would present the appearance of a conflict of interest between us and the related party; or

•	is otherwise prohibited by law, rule or regulation.
The audit committee reviews each such transaction, arrangement or relationship to determine whether a related party has, has had or expects to have a direct or indirect material interest. Following its review, the audit committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, canceling or recommending to management how to proceed if it determines a related party has a direct or indirect material interest in a transaction, arrangement or relationship with us. Any member of the audit committee who is a related party with respect to a transaction under review will not be permitted to participate in the discussions or evaluations of the transaction; however, the audit committee member will provide all material information concerning the transaction to the audit committee. The audit committee will report its action with respect to any related party transaction to the board of directors.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth the Company’s equity compensation plans, the number of shares of our common stock subject to outstanding stock awards, the weighted-average exercise price of stock awards, and the number of shares remaining available for future award grants as of December 29, 2019.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (a)		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS ($)(b)		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))
Equity compensation plans approved by security holders
2012 Omnibus Equity Incentive Plan	532,868	(1)	27.63	(2)	342,222
2006 Stock Option Plan	71,849		12.83		—
Total	604,717		22.27		342,222

(1)	Includes 406,205 shares underlying time-based restricted stock units.

(2)
Weighted average exercise price of outstanding options excludes restricted stock units. The weighted average remaining contractual term of outstanding options was approximately 2.7 years as of December 29, 2019.

Security Ownership of Management and Certain Beneficial Holders
The tables below set forth the beneficial ownership information of our common stock as of June 2, 2020 for:

•	each of our named executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each person known to us to be the beneficial owner of more than 5% of our shares of common stock.
Unless otherwise noted below, the address of the persons and entities listed in the table is c/o Chuy’s Holdings, Inc., 1623 Toomey Rd., Austin, Texas 78704. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (“SEC”). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned, subject to applicable community property laws.
Beneficial ownership and percentage of beneficial ownership is based on 16,644,412 shares of our common stock outstanding at June 2, 2020. Shares of common stock that a person has the right to acquire within 60 days upon the vesting of restricted stock units or the exercise of stock options are deemed to be outstanding and beneficially owned by the person for the purposes of computing the percentage of beneficial ownership of that person, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.
Directors and Named Executive Officers

NAME	BENEFICIALLY OWNED (1)	PERCENT OF CLASS
Steve Hislop	144,503	*
Jon Howie	97,290	*
Michael Hatcher	35,271	*
John Mountford	19,285	*
Starlette Johnson	13,280	*
Saed Mohseni	13,280	*
Ira Zecher	11,899	*
Randall DeWitt	7,523	*

All Directors and Executive Officers as a group (8 persons)	342,331	2.0%

*	Indicates ownership of less than 1%.

(1)
Based on shares of common stock outstanding as of June 2, 2020. Steve Hislop, Jon Howie, Michael Hatcher, Starlette Johnson, Saed Mohseni and Ira Zecher held options to purchase 40,000, 48,938, 10,000, 7,250, 7,250 and 2,850 shares of common stock, respectively, which are exercisable within 60 days of June 2, 2020. All Directors and Executive Officers as a group line item includes 116,288 options to purchase shares of our common stock exercisable within the 60 days of June 2, 2020.

Five Percent Holders
The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities who are known by the Company to beneficially own five percent or more of the Company’s outstanding common stock. The information regarding beneficial ownership of common stock by the entities identified below is included in reliance on a report filed with the SEC by such entity, except that the percentages are based upon the Company’s calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and the number of shares of common stock outstanding on June 2, 2020.

NAME	NUMBER OF SHARES	PERCENTAGE OF OUTSTANDING SHARES
BlackRock, Inc. (1)	2,657,877	16.0%
T. Rowe Price (2)	2,646,211	15.9%
Wasatch Advisors, Inc. (3)	1,926,199	11.6%
Vanguard Group, Inc. (4)	1,034,921	6.2%
Dimensional Fund Advisors LP (5)	1,023,734	6.2%
ArrowMark Colorado Holdings LLC (6)	868,306	5.2%

(1)
According to Amendment No. 5 to Schedule 13G filed on February 4, 2020 by BlackRock, Inc., BlackRock, Inc. beneficially owns and has sole dispositive power with respect to 2,657,877 shares of our common stock and has sole voting power with respect to 2,604,377 shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2)
According to Amendment No. 4 to Schedule 13G filed on May 11, 2020 by T. Rowe Price Associates, Inc., T. Rowe Price Associates, Inc. beneficially owns and has sole dispositive power with respect to 2,646,211 shares of our common stock and has sole voting power with respect to 557,199 shares of our common stock. T. Rowe Price Small-Cap Stock Fund, Inc. beneficially owns and has sole voting power with respect to 1,166,017 shares of our common stock. The address of T. Rowe Price Associates, Inc. is 100 East Pratt St., Baltimore, MD 21202.

(3)
According to Amendment No. 5 to Schedule 13G filed on February 10, 2020 by Wasatch Advisors, Inc., Wasatch Advisors, Inc. beneficially owns and has sole voting and dispositive power with respect to 1,926,199 shares of our common stock. The address of Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, UT 84108.

(4)
According to a Schedule 13G filed on February 11, 2020 by Vanguard Group, Inc., Vanguard Group, Inc. beneficially owns 1,034,921 shares of our common stock and has sole voting and dispositive power with respect to 20,419 and 1,014,194 shares of our common stock, respectively, and shared voting and dispositive power with respect to 2,008 and 20,727 shares of our common stock, respectively. The address of Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.

(5)
According to Amendment No. 2 to Schedule 13G filed on February 12, 2020 by Dimensional Fund Advisors LP, Dimensional Fund Advisors LP beneficially owns and has sole dispositive power with respect to 1,023,734 shares of our common stock and has sole voting power with respect to 971,846 shares of our common stock. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

(6)
According to a Schedule 13G filed on February 14, 2020 by ArrowMark Colorado Holdings LLC, ArrowMark Colorado Holdings beneficially owns and has sole voting and dispositive power with respect to 868,306 shares of our common stock. The address of ArrowMark Colorado Holdings LLC is 100 Fillmore Street, Suite 325, Denver, CO 80206.

Audit Committee Report
The audit committee reviewed and discussed with both management and the Company’s independent registered public accounting firm, RSM US LLP, the audited financial statements of the Company for the year ended December 29, 2019 prior to their issuance. These reviews included discussion with the independent registered public accounting firm of the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The audit committee also discussed with its independent registered public accounting firm matters relating to its independence and received the written disclosures and letter from RSM US LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence.
Based on the review and discussions referred to above, all of the audit committee members, whose names are listed below, recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2019 for filing with the SEC.

Members of the Audit Committee

Ira Zecher (Chair)	Starlette Johnson	Saed Mohseni

Independent Public Accountants
Selection. RSM US LLP served as the Company’s independent registered public accounting firm for 2019 and 2018, and has been selected by the audit committee to serve as the Company’s independent registered public accounting firm for 2020. Representatives of RSM will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.
Audit and Non-Audit Fees. The following table presents fees billed for audit services rendered by RSM for the audit of the Company’s annual financial statements for 2019 and 2018, and fees billed for other services rendered by RSM.

	YEARS ENDED
	DECEMBER 29, 2019	DECEMBER 30, 2018
Audit Fees (1)	$522,375	$503,450
Tax Fees (2)	24,400	31,775
Total	$546,775	$535,225

(1)
Includes fees for audits of our annual financial statements and internal control over financial reporting, reviews of the related quarterly financial statements, and services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC.

(2)	Tax fees for fiscal years 2019 and 2018 consisted of $24,400 and $31,775, respectively, for tax advice.
Pursuant to the charter of the audit committee, the audit committee is responsible for the oversight of our accounting, reporting and financial practices. The audit committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors.
The audit committee has adopted a policy to pre-approve all audit and permitted non-audit services provided by our independent registered public accounting firm. All audit and non-audit services for 2019 and 2018 were pre-approved by the audit committee.

Delinquent Section 16(a) Reports
Based solely on a review of the forms filed electronically with the SEC and the written representations received from the directors and executive officers, the Company believes that all reports required to be filed during the year ended December 29, 2019 by Section 16(a) were filed on a timely basis except for one Form 4 that reported two vestings of equity awards and the related acquisition of shares and forfeiture of shares for tax withholdings and one grant of an equity award that were not reported on a timely basis for Mr. Mountford.
Shareholder Proposals for the 2021 Annual Meeting of Shareholders
In order to be included in the Company’s proxy materials for the 2021 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by the Company at 1623 Toomey Road Austin, TX, 78704 by February 12, 2021 and otherwise comply with all requirements of the SEC for stockholder proposals.
In addition, the Company’s Bylaws provide that any stockholder who desires to bring a proposal before an Annual Meeting of Stockholders must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which the Company held the preceding year’s Annual Meeting of Stockholders. In the event the Annual Meeting of Stockholders is advanced or delayed by 30 calendar days of the date of the anniversary of the preceding year’s Annual Meeting of Stockholders, the notice must be received not later than the close of business on the later of the 90th calendar day prior to such Annual Meeting of Stockholders and the 10th calendar day following the day on which public announcement of the date of the Annual Meeting of Stockholders is first made. To be timely, a notice must be received no earlier than April 1, 2021 and no later than May 1, 2021. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by the Company’s Bylaws. A copy of the Company’s Bylaws is available upon request from the Company’s Secretary.
Householding
As permitted under the Exchange Act, only one copy of the Notice or this proxy statement is being delivered to stockholders residing at the same address, who have consented to such delivery and unless such stockholders have notified us of their desire to receive multiple copies of the Notice or this proxy statement. We will promptly deliver, upon oral or written request, a separate copy of the Notice or this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Chuy’s Holdings, Inc., 1623 Toomey Road, Austin, Texas, 78704, Attention: Secretary, Telephone: (512) 473-2783. Stockholders residing at the same address and currently receiving only one copy of the Notice or this proxy statement may contact our Secretary at the address above to request multiple copies of the Notice or this proxy statement in the future. Stockholders residing at the same address and currently receiving multiple copies of the Notice or this proxy statement may contact the Secretary at the address above to request that only a single copy of the Notice or this proxy statement by mailed to them in the future.

Availability of Form 10-K

Our Annual Report on Form 10-K is available online at www.chuys.com in the Investors section. We will provide to any stockholder, without charge, upon written request, a copy of the Annual Report on Form 10-K for the fiscal year ended December 29, 2019, as filed with the SEC. Such requests should be addressed to Chuy’s Holdings, Inc., 1623 Toomey Road, Austin, Texas, 78704, Attention: Secretary.

Other Matters
The board of directors does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.
By Order of the Board of Directors,
Tim Larson
General Counsel and Secretary
Austin, Texas
June 10, 2020

APPENDIX A
CHUY’S HOLDINGS, INC.
2020 OMNIBUS INCENTIVE PLAN

Section 1.	General.
The name of the Plan is the Chuy’s Holdings Inc. Omnibus Incentive Plan (the “Plan”). The Plan intends to: (a) encourage the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives; (b) give Participants an incentive for excellence in individual performance; (c) promote teamwork among Participants; and (d) give the Company a significant advantage in attracting and retaining key Employees, Directors and Consultants. To accomplish such purposes, the Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance-Based Awards (including performance-based Restricted Shares and Restricted Stock Units), Other Share‑Based Awards, Other Cash-Based Awards or any combination of the foregoing.

Section 2.	Definitions.
For purposes of the Plan, the following terms shall be defined as set forth below:
(a)“Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 of the Plan.
(b)“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.
(c)“Articles of Incorporation” means the articles of incorporation of the Company, as amended and/or restated from time to time.
(d)“Automatic Exercise Date” means, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable term of the Option pursuant to Section 7(d) or the Stock Appreciation Right pursuant to Section 8(f).
(e)“Award” means any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, Performance-Based Award, Other Share‑Based Award or Other Cash-Based Award granted under the Plan.
(f)“Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award. Evidence of an Award may be in written or electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Board, need not be signed by a representative of the Company or a Participant. Any Shares that become deliverable to the Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book-entry form in the name of the Participant.
(g)“Bylaws” means the bylaws of the Company, as may be amended and/or restated from time to time.
(h)“Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.
(i)“Board” means the Board of Directors of the Company.
(j)“Cause” shall have the meaning assigned to such term in any individual employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or if such agreement does not define “Cause,” Cause shall mean the Participant shall have committed prior to termination of employment or service any of the following acts:

(1)
an act of fraud, embezzlement, theft, or any other material violation of law or commission of a crime involving moral turpitude in connection with the Participant’s duties or in the course of the Participant’s employment or service;

(2)	intentional wrongful damage to material assets of the Company;

(3)	wrongful disclosure of material confidential information of the Company;

(4)	wrongful engagement in any competitive activity that would constitute a material breach of the duty of loyalty; or

(5)	gross negligence or willful misconduct resulting in a breach of any stated material employment policy of the Company.
In the event that there is a dispute between the Participant and the Company as to whether “Cause” for termination exists: (1) such termination shall nonetheless be effective and (2) such dispute shall be subject to arbitration in Austin, Texas, using the commercial rules of the American Arbitration Association.
(k)“Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) extraordinary dividend (whether in the form of cash, Common Stock or other property), stock split or reverse stock split, (iii) combination or exchange of shares, (iv) other change in corporate structure or (v) payment of any other distribution, which, in any such case, the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 5 of the Plan is appropriate.
(l)“Change in Control” shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:
(i)any Person, other than the Company, any Affiliate or Subsidiary is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or
(ii)the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, during any period of two (2) consecutive years, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the two (2) year period or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii)there is consummated a merger or consolidation of the Company or any Subsidiary thereof with any other corporation, other than a merger or consolidation (A) that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(iv)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s and all of the Company’s Subsidiaries’ assets (determined on a consolidated basis), other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.
For each Award that constitutes deferred compensation under Code Section 409A, a transaction shall constitute a Change in Control only if it also constitutes a “change in control event” under the regulations under Code Section 409A.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of.
(m)“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
(n)“Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Common Stock is traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Company’s Articles of Incorporation or Bylaws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.
(o)“Common Stock” means the common stock, par value $0.01 per share, of the Company.
(p)“Company” means Chuy’s Holdings, Inc., a Delaware corporation (or any successor corporation, except as the term “Company” is used in the definition of “Change in Control” above).
(q)“Consultant” means any current or prospective consultant or independent contractor of the Company or an Affiliate thereof, in each case, who is not an Employee, Executive Officer or non-employee Director.
(r)“Disability” shall have the meaning assigned to such term in any individual employment or severance agreement or Award Agreement with the Participant or, if no such agreement exists or the agreement does not define “Disability,” Disability means, with respect to any Participant, that such Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Company or an Affiliate thereof.

(s)“Director” means any individual who is a member of the Board on or after the Effective Date.
(t)“Effective Date” shall have the meaning set forth in Section 21 of the Plan.
(u)“Eligible Recipient” means: (i) an Employee; (ii) a non-employee Director; or (iii) a Consultant, in each case, who has been selected as an eligible recipient under the Plan by the Administrator; provided, that any Awards granted prior to the date an Eligible Recipient first performs services for the Company or an Affiliate thereof will not become vested or exercisable, and no Shares shall be issued or other payment made to such Eligible Recipient with respect to such Awards, prior to the date on which such Eligible Recipient first performs services for the Company or an Affiliate thereof. Notwithstanding the foregoing, to the extent required to avoid the imposition of additional taxes under Code Section 409A, “Eligible Recipient” means: an (1) Employee; (2) a non-employee Director; or (3) a Consultant, in each case, of the Company or a Subsidiary thereof, who has been selected as an eligible recipient under the Plan by the Administrator.
(v)“Employee” shall mean any current or prospective employee of the Company or an Affiliate thereof, as described in Treasury Regulation Section 1.421-1(h), including an Executive Officer or Director who is also treated as an employee.
(w)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(x)“Executive Officer” means each Participant who is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of the Company.
(y)“Exercise Price” means, with respect to any Award under which the holder may purchase Shares, the price per share at which a holder of such Award granted hereunder may purchase Shares issuable upon exercise of such Award.
(z)“Fair Market Value” as of a particular date shall mean the fair market value of a Share of Common Stock as determined by the Administrator in its sole discretion; provided, however, that if the Shares of Common Stock are admitted to trading on a national securities exchange, the fair market value of a share of Common Stock on any date shall be the closing sale price reported for such share on such exchange on such date or, if no sale was reported on such date, on the last day preceding such date on which a sale was reported.
(aa)“Free Standing Rights” shall have the meaning set forth in Section 8(a) of the Plan.
(bb)    “Incentive Stock Option” means an Option that is intended to satisfy the requirements applicable to and to be treated as an “incentive stock option” described in Code Section 422.
(cc)    “Nonqualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.
(dd)    “Option” means an option to purchase Shares granted pursuant to Section 7 of the Plan.
(ee)    “Other Cash-Based Award” means a cash Award granted to a Participant under Section 11 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.
(ff)    “Other Share‑Based Award” means a right or other interest granted to a Participant under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock, including, but not limited to, unrestricted Shares or dividend equivalents, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.
(gg)    “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 of the Plan, to receive grants of Options, Stock

Appreciation Rights, Restricted Shares, Restricted Stock Units, Other Share‑Based Awards, Performance-Based Awards, Other Cash-Based Awards or any combination of the foregoing, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be, solely with respect to any Awards outstanding at the date of the Eligible Recipient’s death.
(hh)    “Performance-Based Award” means any Award granted under the Plan that is subject to one or more Performance Goals.
(ii)    “Performance Goals” means performance goals that may be based on one or more of the following criteria: (i) earnings, including, without limitation, one or more of operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per Share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) share price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) cumulative earnings per share growth; (xiii) operating margin or profit margin; (xiv) cost targets, reductions and savings, productivity and efficiencies; (xv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xvi) personal professional objectives, including, without limitation, any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xvii) any combination of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include, without limitation, a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles, as applicable, and shall be subject to certification by the Committee; provided, that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Affiliate thereof or the financial statements of the Company or any Affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.
(jj)    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that, for purposes of Section 2.9(l) hereof, such term shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(kk)    “Related Rights” shall have the meaning set forth in Section 8(a) of the Plan.
(ll)    “Restricted Shares” means an Award of Shares granted pursuant to Section 9 of the Plan subject to certain restrictions that lapse at the end of a specified period or periods.
(mm)    “Restricted Stock Unit” means a notional account established pursuant to an Award granted to a Participant, as described in Section 10 of the Plan, that is (i) valued solely by reference to Shares, (ii) subject to restrictions specified in the Award Agreement, and (iii) payable in cash or in Shares (as specified in the Award Agreement). The Restricted Stock Units awarded to the Participant will vest according to the time-based criteria or Performance Goals criteria, and vested Restricted Stock Units will be settled at the time(s) specified in the Award Agreement.
(nn)    “Restricted Period” means the period of time determined by the Administrator during which an Award or a portion thereof is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.
(oo)    “Retirement” means a termination of a Participant’s employment, other than for Cause and other than by reason of death or Disability, on or after the attainment of age 55 and ten (10) years of continuous employment or service with the Company and its Affiliates.
(pp)    “Rule 16b-3” shall have the meaning set forth in Section 3(a) of the Plan.
(qq)    “Shares” means shares of Common Stock reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.
(rr)    “Stock Appreciation Right” means the right pursuant to an Award granted under Section 8 of the Plan to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Shares covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.
(ss)    “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than fifty percent (50%) of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of the Company within the meaning of Code Section 424(f).
(tt)    “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation, or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.
(uu)    “Transfer” shall have the meaning set forth in Section 19 of the Plan.

Section 3.	Administration.
(a)The Plan shall be administered by the Administrator in accordance with the requirements of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), to the extent applicable.
(b)Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:
(i)to select those Eligible Recipients who shall be Participants;

(ii)to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance-Based Awards, Other Share‑Based Awards, Other Cash-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;
(iii)to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder, including, but not limited to, (A) the restrictions applicable to Restricted Shares and Restricted Stock Units and the conditions under which restrictions applicable to such Restricted Shares and Restricted Stock Units shall lapse, (B) the Performance Goals and periods applicable to Awards, if any, (C) the Exercise Price of each Award, (D) the vesting schedule applicable to each Award and the circumstances under which such vesting schedule may be modified, (E) the number of Shares subject to each Award and (F) subject to the requirements of Code Section 409A (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards;
(iv)to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance-Based Awards or Other Share‑Based Awards, Other Cash-Based Awards or any combination of the foregoing granted hereunder;
(v)to determine the Fair Market Value;
(vi)to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment for purposes of Awards granted under the Plan;
(vii)to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable
(viii)to reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan, any Award Agreement or other instrument or agreement relating to the Plan or an Award granted under the Plan; and
(ix)to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.
(c)All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, or any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Section 4.	Shares Reserved for Issuance Under the Plan and Limitations on Awards.
(a)Subject to Section 5 of the Plan, the number of Shares that are reserved and available for issuance pursuant to Awards granted under the Plan is 1,119,527. The maximum number of Shares that may be issued pursuant to Options intended to be Incentive Stock Options is 1,119,527.

(b)Notwithstanding the foregoing, the maximum number of Shares subject to Awards granted during any fiscal year to any non-employee Director, taken together with any cash fees paid to such non-employee Director during the fiscal year, shall not exceed $320,000 in total value (calculating the value of any such Awards based on the grant date Fair Market Value of such Awards for financial reporting purposes).
(c)Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Any Shares subject to an Award under the Plan that, after the Effective Date, are forfeited, canceled, settled or otherwise terminated without a distribution of Shares to a Participant will thereafter be deemed to be available for Awards. In applying the immediately preceding sentence, if (i) Shares otherwise issuable or issued in respect of, or as part of, any Award are withheld to cover taxes or any applicable Exercise Price, such Shares shall be treated as having been issued under the Plan and shall not be available for issuance under the Plan, and (ii) any Share-settled Stock Appreciation Rights or Options are exercised, the aggregate number of Shares subject to such Stock Appreciation Rights or Options shall be deemed issued under the Plan and shall not be available for issuance under the Plan. In addition, (i) Shares tendered to exercise outstanding Options or other Awards or to cover applicable taxes on any Awards and (ii) Shares repurchased by the Company using Option exercise proceeds shall not be available for issuance under the Plan.
(d)Except in the case of Substitute Awards granted pursuant to Section 4(e) and subject to the following sentence, Awards granted under the Plan shall be subject to a minimum vesting period of one (1) year. Notwithstanding the foregoing, (i) the Committee may provide that the vesting of an Award shall accelerate in the event of the Participant’s death, Disability, or the occurrence of a Change in Control, and (ii) the Committee may grant Awards covering five percent (5%) or fewer of the total number of Shares authorized under the Plan without respect to the above-described minimum vesting requirement. Notwithstanding the foregoing, with respect to Awards to non-employee Directors, the vesting of such Awards will be deemed to satisfy the one (1) year minimum vesting requirement to the extent that the Awards vest on the earlier of the one (1) year anniversary of the date of grant and the next annual meeting of the Company’s stockholders that is at least fifty (50) weeks after the immediately preceding year’s annual meeting.
(e)Substitute Awards shall not reduce the Shares authorized for grant under the Plan. In the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided, that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.
(f)In the event that the Company or an Affiliate thereof consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Directors in account of such transaction may be granted Substitute Awards in substitution for awards granted by their former employer, and any such substitute Options or Stock Appreciation Rights may be granted with an Exercise Price less than the Fair Market Value of a Share on the grant date thereof; provided, however, the grant of such substitute Option or Stock Appreciation Right shall not constitute a “modification” as defined in Code Section 424(h)(3) and the applicable Treasury regulations.

Section 5.	Equitable Adjustments.
In the event of any Change in Capitalization (including, without limitation, a Change in Control), an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (i) the aggregate number of Shares reserved for issuance under the Plan and the maximum number of Shares that may be subject to Awards granted to any Participant in any calendar or fiscal year, (ii) the kind, number and Exercise Price subject to outstanding Options and Stock Appreciation Rights granted under the Plan; provided, however, that any such substitution or adjustment with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A, and (iii) the kind, number and purchase price of Shares subject to outstanding Restricted Shares, Restricted Stock Units or Other Share‑Based Awards granted under the Plan, in each case as may be determined by the Administrator, in its sole discretion; provided, however, that any fractional Shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization (including, without limitation, a Change in Control), the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property having an aggregate Fair Market Value of the Shares covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any. Notwithstanding anything contained in the Plan to the contrary, any adjustment with respect to an Incentive Stock Option due to an adjustment or substitution described in this Section 5 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder to be disqualified as an incentive stock option for purposes of Code Section 422. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

Section 6.	Eligibility.
The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among Eligible Recipients.

Section 7.	Options.
(a)General. The Committee may, in its sole discretion, grant Options to Participants. Solely with respect to Participants who are Employees, the Committee may grant Incentive Stock Options, Nonqualified Stock Options or a combination of both. With respect to all other Participants, the Committee may grant only Nonqualified Stock Options. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall specify whether the Option is an Incentive Stock Option or a Nonqualified Stock Option and shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement. The prospective recipient of an Option shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.
(b)Limits on Incentive Stock Options. If the Administrator grants Incentive Stock Options, then to the extent that the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options will be treated as Nonqualified Stock Options to the extent required by Code Section 422.
(c)Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant; provided, however, that (i) in no event shall the Exercise Price of an Option be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant, and (ii) no Incentive Stock Option granted to a ten percent (10%) stockholder of the Company’s Common Stock (within the meaning of Code Section 422(b)(6)) shall have an exercise price per share less than one-hundred ten percent (110%) of the Fair Market Value of the Common Stock on such date.
(d)Option Term. The maximum term of each Option shall be fixed by the Administrator, but in no event shall (i) an Option be exercisable more than ten (10) years after the date such Option is granted, and (ii) an Incentive Stock Option granted to a ten percent (10%) stockholder of the Company’s Common Stock (within the meaning of Code Section 422(b)(6)) be exercisable more than five (5) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding any contrary provision in this Plan (including without limitation Section 7(h)), if, on the date an outstanding Option would expire, the exercise of the Option, including by a “net exercise” or “cashless” exercise, would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the Option will be extended, except to the extent such extension would violate Section 409A, to a date that is thirty (30) calendar days after the date the exercise of the Option would no longer violate applicable securities laws or any such insider trading policy.
(e)Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.
(f)Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing. In determining which methods a Participant may utilize to pay the Exercise Price, the Administrator may consider such factors as it determines are appropriate; provided, however, that with respect to Incentive Stock Options, all such discretionary determinations shall be made by the Administrator at the time of grant and specified in the Award Agreement.
(g)Rights as Stockholder. A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 16 of the Plan.

(h)Termination of Employment or Service.
(i)Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate for any reason other than Cause, Retirement, Disability, or death, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is thirty (30) days after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The thirty (30) day period described in this Section 7(h)(i) shall be extended to one (1) year after the date of such termination in the event of the Participant’s death during such thirty (30) day period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.
(ii)Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate on account of Retirement, Disability or the death of the Participant, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one (1) year after such termination, on which date they shall expire and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.
(iii)In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.
(iv)For purposes of determining which Options are exercisable upon termination of employment or service for purposes of this Section 7(h), Options that are not exercisable solely due to a blackout period shall be considered exercisable.
(i)Other Change in Employment Status. An Option may be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status or service of a Participant, as evidenced in a Participant’s Award Agreement.
(j)Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Options shall be subject to Section 12 of the Plan.
(k)Automatic Exercise. Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Option outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. In the event that such automatic exercise occurs on the Automatic Exercise Date, payment of the exercise price of any such Option shall be made pursuant to Section 7(f)(i) and the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 16. Unless otherwise determined by the Administrator, this Section 7(k) shall not apply to an Option if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 7(k).

Section 8.	Stock Appreciation Rights.
(a)General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of Shares to be awarded, the price per Share, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates and any Stock Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of Common Stock on the date of grant. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.
(b)Awards; Rights as Stockholder. The prospective recipient of a Stock Appreciation Right shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Participants who are granted Stock Appreciation Rights shall have no rights as stockholders of the Company with respect to the grant or exercise of such rights.
(c)Exercisability.
(i)Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.
(ii)Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 8 of the Plan.
(d)Payment Upon Exercise.
(i)Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Right multiplied by the number of Shares in respect of which the Free Standing Right is being exercised.
(ii)A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.
(iii)Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of Shares and cash).
(e)Termination of Employment or Service.
(i)Subject to Section 8(f), in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free

Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.
(ii)Subject to Section 8(f), in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.
(f)Term.
(i)The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.
(ii)The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.
(g)Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Stock Appreciation Rights shall be subject to Section 12 of the Plan.
(h)Automatic Exercise. Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Stock Appreciation Right outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. The Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 16. Unless otherwise determined by the Administrator, this Section 8(h) shall not apply to a Stock Appreciation Right if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Stock Appreciation Right with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 8(h).

Section 9.	Restricted Shares.
(a)General. Restricted Shares may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Shares shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares; the Restricted Period, if any, applicable to Restricted Shares; the Performance Goals (if any) applicable to Restricted Shares; and all other conditions of the Restricted Shares. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares in accordance with the terms of the grant. The provisions of the Restricted Shares need not be the same with respect to each Participant.
(b)Awards and Certificates. The prospective recipient of Restricted Shares shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided in Section 9(c) of the Plan, (i) each Participant who is granted an award of Restricted Shares may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award.

The Company may require that the stock certificates, if any, evidencing Restricted Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Shares, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award.
Notwithstanding anything in the Plan to the contrary, any Restricted Shares (whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form.
(c)Restrictions and Conditions. The Restricted Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:
(i)The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals.
(ii)Except as provided in Section 17 of the Plan or in the Award Agreement, the Participant shall generally have the rights of a stockholder of the Company with respect to Restricted Shares during the Restricted Period. In the Administrator’s discretion and as provided in the applicable Award Agreement, a Participant may be entitled to dividends on an Award of Restricted Shares; provided, that to the extent that an Award contains a right to receive dividends while such Award remains unvested, such dividends will be accumulated and paid once and to the extent that the underlying Award vests. Certificates for Shares of unrestricted Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares, except as the Administrator, in its sole discretion, shall otherwise determine.
(d)Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Shares shall be subject to Section 12 of the Plan.

Section 10.	Restricted Stock Units.
(a)General. Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Stock Units shall be made; the number of Restricted Stock Units to be awarded; the Restricted Period, if any, applicable to Restricted Stock Units; the Performance Goals (if any) applicable to Restricted Stock Units; and all other conditions of the Restricted Stock Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Stock Units in accordance with the terms of the grant. The provisions of Restricted Stock Units need not be the same with respect to each Participant.
(b)Award Agreement. The prospective recipient of Restricted Stock Units shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.
(c)Restrictions and Conditions. The Restricted Stock Units granted pursuant to this Section 10 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Code Section 409A, thereafter:

(i)The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals.
(ii)Participants holding Restricted Stock Units shall have no voting rights. A Restricted Stock Unit may, at the Administrator’s discretion, carry with it a right to dividend equivalents, which would entitle the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding; provided, that to the extent that an Award contains a right to receive dividend equivalents while such Award remains unvested, such dividend equivalents will be accumulated and paid once and to the extent that the underlying Award vests. The Administrator, in its discretion, may grant dividend equivalents from the date of grant or only after a Restricted Stock Unit is vested.
(d)Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units shall be made to Participants in the form of Shares, unless the Administrator, in its sole discretion, provides for the payment of the Restricted Stock Units in cash (or partly in cash and partly in Shares) equal to the value of the Shares that would otherwise be distributed to the Participant.
(e)Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Stock Units shall be subject to Section 12 of the Plan.

Section 11.	Other Share‑Based or Cash-Based Awards.
(a)The Administrator is authorized to grant Awards to Participants in the form of Other Share‑Based Awards or Other Cash-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and performance periods. Common Stock or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.
(b)The prospective recipient of an Other Share-Based Award or Other Cash-Based Award shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.
(c)Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Other Share-Based Awards and Other Cash-Based Awards shall be subject to Section 12 of the Plan.

Section 12.	Change in Control.
(a)Unless otherwise determined by the Administrator and evidenced in an Award Agreement, subject to Section 12(b) below, in the event that (i) a Change in Control occurs and any Awards are continued, assumed or substituted for an economically equivalent award in such Change in Control transaction, and (ii) the Participant’s employment or service is terminated by the Company, its successor or Affiliate thereof without Cause on or after the effective date of the Change in Control but prior to twenty-four (24) months following the Change in Control, then as of the date of such termination:
(1) any unvested or unexercisable portion of any such Award carrying a right to exercise shall become fully vested and exercisable; and

(2) the restrictions and forfeiture conditions applicable to any such Award shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be fully achieved at the target level.
(b)Unless otherwise determined by the Administrator and evidenced in an Award Agreement, in the event that a Change in Control occurs and any Awards are not continued, assumed or substituted for an economically equivalent award in connection with such Change in Control transaction, then, as of the date of such Change in Control:
(1) any unvested or unexercisable portion of any such Award carrying a right to exercise shall become fully vested and exercisable; and
(2) the restrictions and forfeiture conditions applicable to any such Award shall lapse and such Awards shall be deemed fully vested and any performance conditions imposed with respect to such Awards shall be deemed to be fully achieved at the target level.

Section 13.	Amendment and Termination.
(a)The Board or the Committee may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent.
(b)Notwithstanding the foregoing, (i) approval of the Company’s stockholders shall be obtained to increase the aggregate Share limit and annual Award limits described in Section 4 and for any amendment that would require such approval in order to satisfy the requirements of Code Section 422, if applicable, any rules of the stock exchange on which the Common Stock is traded or other applicable law, and (ii) without stockholder approval to the extent required by the rules of any applicable national securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, except as otherwise permitted under Section 5 of the Plan, (A) no amendment or modification may reduce the Exercise Price of any Option or Stock Appreciation Right, (B) the Committee may not cancel any outstanding Option or Stock Appreciation Right and replace it with a new Option or Stock Appreciation Right, another Award or cash and (C) the Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system.
(c)Subject to the terms and conditions of the Plan and Code Section 409A, the Administrator may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised).
(d)Notwithstanding the foregoing, no alteration, modification or termination of an Award will, without the prior written consent of the Participant, adversely alter or impair any rights or obligations under any Award already granted under the Plan.

Section 14.	Unfunded Status of Plan.
The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made or Shares not yet transferred to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 15.	Beneficiary Designation.
Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die before receiving any or all of his or her Plan benefits. Each beneficiary designation will revoke all prior designations by the same Participant, must be in a form prescribed by the Administrator, and must be made during the Participant’s lifetime. If the Participant’s designated beneficiary predeceases the Participant or no beneficiary has been designated, benefits remaining unpaid at the Participant’s death will be paid to (i) the beneficiary designated by the Participant for purposes of the tax-qualified defined benefit retirement plan or, if none, the tax-qualified defined contribution retirement plan of the Company or an Affiliate in which the Participant participates, (ii) the Participant’s spouse, if living, or (iii) the Participant’s estate or other entity described in the Participant’s Award Agreement.

Section 16.	Withholding Taxes.
Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for federal, state and/or local income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind, domestic or foreign, required by law or regulation to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever Shares are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related federal, state and local taxes, domestic or foreign, to be withheld and applied to the tax obligations. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of Shares or by delivering already owned unrestricted shares of Common Stock, in each case, having a value equal to the amount required to be withheld or other greater amount not exceeding the maximum statutory rate required to be collected on the transaction under applicable law, as applicable to the Participant, if such other greater amount would not, as determined by the Committee, result in adverse financial accounting treatment (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09). Such Shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Option or other Award.

Section 17.	Dividends; Dividend Equivalents.
Notwithstanding anything in this Plan to the contrary, to the extent that an Award contains a right to receive dividends or dividend equivalents while such Award remains unvested, such dividends or dividend equivalents will be accumulated and paid once and to the extent that the underlying Award vests.

Section 18.	Successors.
All obligations of the Company under the Plan or any Award Agreement will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business or assets of the Company or both, or a merger, consolidation, or otherwise.

Section 19.	Transfer of Awards.
No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the

Administrator. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Shares. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative. In no event will a Participant be permitted to transfer an Option or Stock Appreciation Right to a third-party financial institution without prior approval of the stockholders of the Company.

Section 20.	Rights of Employees.
The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or an Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or an Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time. No Eligible Recipient will have the right to receive an Award under this Plan, or, having received any Award, to receive a future Award.

Section 21.	Effective Date.
The Plan was adopted by the Board on May 22, 2020 and will become effective on the date that it is approved by the Company’s shareholders (the “Effective Date”). The Plan will be unlimited in duration and, in the event of Plan termination, will remain in effect as long as any Shares awarded under it are outstanding and not fully vested; provided, however, that no Awards will be made under the Plan on or after the tenth anniversary of the Effective Date.

Section 22.	Code Section 409A.
The intent of the parties is that payments and benefits under the Plan be either exempt from Code Section 409A or comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered consistent with such intent. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided upon a “separation from service” to a Participant who is a “specified employee” shall be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A. Nothing contained in the Plan or an Award Agreement shall be construed as a guarantee of any particular tax effect with respect to an Award. The Company does not guarantee that any Awards provided under the Plan will be exempt from or in compliance with the provisions of Code Section 409A, and in no event will the Company be liable for any or all portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of any Award being subject to, but not in compliance with, Code Section 409A.

Section 23.	Erroneously Awarded Compensation.
The Plan and all Awards issued hereunder shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be amended from time to time.

Section 24.	Legal Construction
(a)Number. Except where otherwise indicated by the context, any plural term used in this Plan includes the singular and a singular term includes the plural.
(b)Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.
(c)Requirements of Law. The granting of Awards and the issuance of Share or cash payouts under the Plan will be subject to all applicable laws, rules, and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.
(d)Securities Law Compliance. As to any individual who is, on the relevant date, an officer, director or ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule. To the extent any provision of the Plan or action by the Committee fails to so comply, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.
(e)Delays. Notwithstanding anything in the Plan or an Award Agreement to the contrary, the Administrator shall have the right to suspend or delay any time period prescribed in the Plan or any Award Agreement for any action if the Administrator shall determine that the action may constitute a violation of any law or result in any liability under any law to the Company, an Affiliate or a stockholder of the Company until such time as the action required or permitted will not constitute a violation of law or result in liability to the Company, an Affiliate or a stockholder of the Company.
(f)Awards to Foreign Nationals and Employees Outside of the United States. Without amending the Plan, the Administrator may grant Awards to eligible persons residing in non-United States jurisdictions on such terms and conditions different from those specified in the Plan, including the terms of any award agreement or plan, adopted by the Company or any Subsidiary thereof to comply with, or take advantage of favorable tax or other treatment available under, the laws of any non-United States jurisdiction, as may in the judgment of the Administrator be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Administrator may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.
(g)Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, the Participant’s rights are no greater than those of a general creditor of the Company. The Administrator may authorize the establishment of trusts or other arrangements to meet the obligations created under the Plan, so long as the arrangement does not cause the Plan to lose its legal status as an unfunded plan.
(h)Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

(i)Offsets. To the extent permitted by applicable law, the Company shall have the right to offset from any Award payable hereunder any amount that a Participant owes to the Company or any Affiliate without the consent of the Participant (or his or her beneficiary, in the event of the Participant’s death).
(j)Plan Document Controls. The Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control

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CHUY'S HOLDINGS, INC. 1623 TOOMEY ROAD AUSTIN, TX 78704
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by11:59 P.M. ET on 7/29/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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DETACH AND RETURN THIS PORITON ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except
1. Election of Directors		☐	☐	☐	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
Nominees
01 Steve Hislop	02 Jon Howie

The Board of Directors recommends you vote FOR proposals 2, 3 and 4		For	Against	Abstain
2. Approval of the non-binding, advisory vote on executive compensation		☐	☐	☐
3. Approval of the Chuy’s Holdings, Inc. 2020 Omnibus Incentive Plan; and		☐	☐	☐
4. The ratification of the appointment of RSM US LLP as the Company's independent registered public accounting firm for 2020		☐	☐	☐
Note: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

HOUSEHOLD ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐

Signature (PLEASE SIGN WITHIN BOX)		Date		Signature (Joint Owners)	Date

0000469256_2    R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

CHUY'S HOLDINGS, INC.
Annual Meeting of Stockholders
July 30, 2020	9:00 AM
This proxy is solicited by the Board of Directors

The stockholders hereby appoint Steve Hislop, Jon Howie and Tim Larson, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CHUY'S HOLDINGS, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Central Time on July 30, 2020, at Chuy’s Holdings, Inc.1623 Toomey Rd. Austin, TX 78704, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side
0000469256_2     R1.0.1.18